Filed Pursuant to 424(b)(3)
Registration No. 333-145852
PROSPECTUS
2,367,641 Shares
STINGER SYSTEMS, INC.
COMMON STOCK
     This prospectus relates to the offer and sale, from time to time, of up to 2,367,641 shares of Stinger Systems, Inc. common stock issuable to the selling stockholder listed on page 53 of this prospectus. The shares of common stock being offered by the selling stockholder are issuable upon conversion of the senior secured convertible note. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling stockholder to register for resale the shares issued upon conversion of the senior secured convertible note. This prospectus does not cover all of the shares of common stock that can be issued to the selling stockholder upon conversion of the senior secured convertible note upon exercise of the related warrants or as payment of interest on the senior secured convertible notes. The selling stockholder may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions.
     We will not receive any proceeds from the sale of the shares by the selling stockholder. Unless the context otherwise requires, the terms “Stinger,” “we,” “us” or “our” refer to Stinger Systems, Inc.
     Our common stock is listed on the Over the Counter Bulletin Board under the symbol “STIY.OB.” The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on October 23, 2007, was $0.40.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR
COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
OFFENSE.
The date of this prospectus is October 24, 2007.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We are offering to sell shares of common stock, and seeking offers to buy shares of common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

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PROSPECTUS SUMMARY
     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus regarding our company and the common stock being sold in this offering, including our financial statements and related notes appearing at the end of this prospectus. You should carefully consider, among other things, the matters discussed in the “Risk Factors” section of this prospectus.
STINGER SYSTEMS, INC.
     Stinger Systems is in the business of producing and marketing less-lethal electronic restraint products to law enforcement, correctional facilities, professional security and military sectors. Stinger Systems’ products include the Ice-Shield electronic immobilization riot shield, and the Bandit / REACT system, an electronic immobilizing restraint. Stinger Systems’ primary focus is the Stinger projectile stun gun product line. Stinger’s success is largely dependent upon the commercialization of its Stinger projectile stun gun.
Corporate Information
     Stinger Systems, Inc. is a Nevada corporation incorporated on July 2, 1996. Our principal executive offices are located at 2701 North Rocky Point Drive, Suite 1130, Tampa, FL 33607. The telephone number of our principal executive offices is (813) 281-1061. Our Internet address is www.stingersystems.com. We have included our website address in this prospectus as an inactive textual reference only. The information on, or that can be accessed through, our website is not part of this prospectus.
     Our trademarks include Stingertm, the stinger series S-200tm, projectile stun gun loaded w/nerveloktm, quantum flyback technologytm, Stinger S-200tm, Stinger S-400tm, The Band-Ittm, Ice Shieldtm and Ultron® II and our logo. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Unless the context otherwise requires, the terms “Stinger,” “we,” “us” or “our” refer to Stinger Systems, Inc.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and investors may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company.
RISKS RELATED TO OUR BUSINESS
We have a history of operating losses and anticipate future operating losses until such time as we can generate additional sales.
     Since beginning operations in September 2004, we have sustained substantial operating losses. At the present time, we do not generate sufficient revenues to support our operating expenses. In addition, we expect the Company to continue its research and development expenses, as appropriate, to complete the advanced stages of product development, and ultimately realize value from the accumulated engineering knowledge associated with improving the design of the Stinger projectile stun gun. We expect to have ongoing research and development costs associated with future generations of our projectile stun guns.
If we do not obtain additional funding as needed, we may be unable to fund our re-engineering and production activities and to adequately pursue our business plan.
     Our business plan requires significant ongoing expenditures for product engineering and testing and for the marketing of our products. It is likely that we will need additional outside funding sources in the future to continue the production and the promotion of our products. If we are not successful in obtaining additional funding for operations, if and when needed, we may have to discontinue some or all of our business activities and our stockholders might lose all of their investment.
Our failure to properly design the Stinger projectile stun gun would have a material adverse effect on our operations.
     We will be devoting our capital and management efforts to the design, production and marketing of the Stinger projectile stun gun. There is no assurance that our current design will meet our targeted specifications and tolerances, or that we will be able to manufacture the Stinger stun gun on a timely basis at a competitive price. The initial design of the electrical components made the Stinger stun gun difficult and time consuming to assemble. Additionally, both the original mold for the Stinger stun gun and the mold for the ammunition needed to be redesigned to provide better fit and allow for mass production on an economical basis. Any failure to timely resolve these issues will delay the rollout of the Stinger stun gun. Failure to introduce the Stinger stun gun on a timely basis would have a material adverse effect on us and investors could lose their entire investment.
If we fail to convince the market place that we have competitive products, we will not be commercially successful.
     Even if we are successful in designing products competitive to those of our competitors, it will be necessary for us to educate and convince the market place of that competitiveness. If we are unable to do so, we will not be able to achieve the market penetration necessary to become commercially successful and our investors may lose their investments.
If third party manufacturers do not perform in a commercially reasonable manner, we may not be successful.
     We rely entirely on third parties to manufacture our products. We do not have long-term supply contracts with these third party manufacturers and instead work on an order-by-order basis. By not having long-term supply contracts, we run the risk that our current suppliers will opt to discontinue their relationship with us thereby interrupting the flow of products and significantly limiting our ability to operate our business. If alternative third party manufacturers could not be located in a timely manner, we would go out of business and investors would lose their entire investment.
     We own all of the rights, drawings, and intellectual property regarding schematics of the electronics of our products. Circuit board manufacturing and transformer winding companies are a common business throughout the world. We have already examined alternative sourcing and intend to eventually have multiple suppliers providing transformers and circuit boards when economies of scale merit such sourcing. We do not anticipate any business interruption if any of our suppliers could no longer supply or work with us on our terms.

Our primary competitor, Taser International Inc., has an established name in the marketplace with both distributors and the end-users of stun products.
     Taser International, Inc. is the dominant player in our industry. Taser has been able to successfully launch its products, and penetrate the marketplace. While we hope to design a product that is competitive with those offered by Taser, there is no assurance that we will be able to do so or that we will be able to successfully market such products if we are successful in designing them. Unless we are able to persuade distributors or manufacturer’s representatives and end-users of the competitiveness of our products, we will be unable to generate sufficient sales of our products to become viable. Further, Taser already has contracts with a number of distributors and end-users, who may be unwilling or unable to distribute or purchase our products, respectively.
Negative publicity about less-lethal stun weapons may negatively impact sales of our products.
     There have been a number of negative articles about the use and abuse of less-lethal weapons by law enforcement and correctional officers. There have also been accusations that stun guns have caused the deaths of subjects who have been stunned. The safety of such less-lethal weapons has become a matter of some controversy and continued negative publicity about the use of less-lethal stun devices may negatively impact the sale of our products.
The sale and use of our products may result in claims against us.
     As noted above, the use of stun weapons has been associated with injuries, some serious and permanent, including death. While we are attempting to design the Stinger projectile stun gun to diminish the risk of injury, there can be no assurance that injuries will not occur from the use of the product. Such injuries could result in claims against us. Although we intend to maintain liability insurance for our products, there can be no assurance that the coverage limits of our insurance policies will be adequate. Claims brought against us, whether fully covered by insurance or not, will likely have a material adverse effect upon us.
We have been sued by Taser International, Inc. which could result in a judgment against us that could negatively impact our operations.
     The Company is a defendant in a lawsuit brought by Taser International, Inc. that alleges patent infringement, false advertising, and patent false marking in its case, Taser International, Inc. v. Stinger Systems, Inc., in United States District Court for the District of Arizona. The case is also seeking punitive damages. Absent modification or other unexpected event, the Company will incur no legal fees for its defense in this case as the Company’s attorney has agreed upon entry of appearance to act as its attorney in the case without fee. A judgment in the suit adverse to the Company’s interests could jeopardize our business operations and exhaust our cash reserve and investors may lose their entire investment.
We have received a “Wells Notice” from the SEC.
     The Company has been responding to an investigation by the Securities and Exchange Commission (“SEC”), which commenced in December 2004. In connection with the investigation,

the Company has received a “Wells Notice” from the SEC indicating that the staff intends to recommend that the SEC institute an action against the Company, alleging that we violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and Sections 5(a), 5(c), and 17(a) of the Securities Act of 1933. The proposed allegations relate to purported representations that the Company made about one of the Company’s products regarding when the Company would be shipping the product, the product’s status with the Bureau of Alcohol, Tobacco, and Firearms, the performance of the product and where the Company’s stock was trading. The allegations further related to the lack of registration for sales of stock in late 2004 made by three individuals who were not officers, directors, or employees of the Company. Under the Wells process established by the SEC, the Company has been provided an opportunity to respond in writing before the staff makes a formal recommendation to the SEC regarding any action. The Company has responded to the Wells Notice and is fully cooperating with the SEC to resolve this matter as promptly as practicable. A judgment from this action adverse to our interests could jeopardize our business operations and exhaust our cash reserve and investors may lose their entire investment.
Claims by others that our products infringed their patents or other intellectual property rights could adversely affect our financial condition.
     Any claim of patent or other proprietary right infringement brought against us would be time consuming to defend and would likely result in costly litigation, diverting the time and attention of our management. Moreover, an adverse determination in a judicial or administrative proceeding could prevent us from developing, manufacturing and/or selling some of our products, which could harm our business, financial condition and operating results. Claims against our patents may cost us significant expenses to defend and if our patents are not upheld, we may not be able to continue operations and investors may lose their entire investment.
We may not be able to protect our patent rights, trademarks, and other proprietary rights.
     We believe that our patent rights, trademarks, and other proprietary rights are important to our success and our competitive position. While we have patents and licenses with respect to certain of our products, there is no assurance that they are adequate to protect our proprietary rights. Accordingly, we plan to devote substantial resources to the establishment and maintenance of these rights. However, the actions taken by us may be inadequate to prevent others from infringing upon our rights which could compromise any competitive position we may develop in the marketplace.
Law enforcement, correction and military operations are government agencies which are subject to budgetary constraints, which may inhibit sales.
     Government agencies are generally subject to budgets which limit the amount of money that they can spend on weapons procurement. It may be that although a government agency is interested in acquiring our products, it will be unable to purchase our products because of budgetary constraints. Further, the lead time for an agency acquiring new weapons and receiving approval to acquire them may delay sales to such agencies. Any such delay will have an adverse effect upon our revenues.

There exist some state, local and international regulations and/or prohibitions on less-lethal weapon systems which will make it more difficult or impossible to market our products in those jurisdictions thereby limiting potential revenues.
     Some states prohibit the sale of less-lethal weapon systems. Additional negative publicity with respect to less-lethal weapon systems may cause other jurisdictions to ban or restrict the sale of our products. Internationally, there are some countries which restrict and/or prohibit the sale of less-lethal weapon systems. Further, the export of our less-lethal weapon systems is regulated. Export licenses must be obtained from the Department of Commerce for all shipments to foreign countries other than Canada. To the extent that states, local governments or other countries impose restrictions or prohibitions on the sale and use of our products or to the extent we are unable to obtain export licenses for the sales of our weapons to international customers, our sales could be materially adversely impacted.
If we cannot retain or hire qualified personnel, our programs could be delayed.
     Our business is a technical and highly specialized area of the firearms industry. We are dependent on the principal members of the management and technical staff. The loss of key employees could disrupt our research and development and product promotion activities. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled, scientific and managerial personnel. We face intense competition for these kinds of personnel from other companies and organizations. We might not be successful in hiring or retaining the personnel needed for our company to be successful.
Because our common stock is quoted only on the OTC Bulletin Board and the Pink Sheets, your ability to sell your shares in the secondary trading market may be limited.
     Our common stock is traded only on the OTC Bulletin Board and the Pink Sheets. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be different than might otherwise prevail if our common stock was quoted or traded on a national securities exchange such as the New York Stock Exchange, NASDAQ or the American Stock Exchange.
Our stock price has been volatile and your investment in our common stock could suffer a decline in value.
     Our common stock is quoted for trading only on the OTC Bulletin Board and the Pink Sheets. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:
•	sales of the Stinger projectile stun gun;

•	announcements of technological innovations or new products by us or our competitors;

•	government regulatory action affecting our products or our competitors’ products;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our operating results;

•	changes in our financial estimates by securities analysts;

•	broad market fluctuations; and

•	economic conditions in the United States.
     During 2006, the closing sales price of our stock has ranged from $0.55 to $4.75. Our stock closed on August 30, 2007 at $0.76 per share.
Trading of our stock may be restricted by the SEC’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.
     The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.
     In addition to the penny stock rules described above, the NASD (National Association of Securities Dealers Inc.) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for its shares.
Sales of a substantial number of shares of our common stock in the public market could lower our stock price and impair our ability to raise funds in stock offerings and impair the ability of stockholders to receive a return on their investment in Stinger Systems.
     Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities and reduce the chances of persons who have invested in us of receiving a return on their investment. In addition, substantially all of the outstanding shares of our common stock are freely tradable or eligible for sale under Rule 144, subject to volume limitations.
Exercise of outstanding options, warrants and convertible securities will dilute existing shareholders and could decrease the market price of our common stock.
     As of July 31, 2007, we had 16,452,144 shares issued and outstanding, 3,027,001 shares of common stock that could be issued upon the exercise of options, warrants, grants and convertible securities, of which 907,000 shares could be issued pursuant to the exercise of options outstanding under the Stinger Systems, Inc. Employee Stock Option & Stock Bonus Plan. In addition, we completed a private placement transaction with an institutional investor pursuant to which we issued and sold to the investor a senior secured convertible note (the “Note”) in the aggregate principal amount of $3,000,000 and a warrant to purchase 5,912,961 shares of our common stock (the “Warrant”). The Note is convertible into 4,730,369 shares of the Company’s common stock at a price of $0.6342 per share. Subject to the terms of the Note, we, at our option, may pay any portion of the interest then due on the Note in cash or may elect to issue the investor shares of our common stock. The Warrant is exercisable immediately at a price of $0.6342 per share. There can be no guarantee that any or all of the warrants, grants, options or convertible securities will be exercised or converted. To the extent these underlying shares are ultimately issued, there will be further dilution to investors. The existence or exercise of the outstanding options, grants, warrants or convertible notes may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.
We likely will issue additional equity securities which will dilute your share ownership.
     We likely will issue additional equity securities through the exercise of options, grants, convertible notes, or warrants that are outstanding or may be outstanding, and possibly to raise capital. These additional issuances will dilute your share ownership.

Any short selling of our stock could depress the stock’s price and have a negative impact on the investments in us by our stockholders.
     Downward pressure on our stock price could result from the occurrence of any of the risk factors set forth herein as well as from other factors that relate generally to stocks that trade in the securities markets. Downward pressure on our stock could result in short sales of stock that could further depress the price. The further depression of the stock price could then encourage additional short selling with the end result being a downward spiral of our stock price. If short selling of our stock should commence in the market, the net effect could be an overall drop in share price thereby having a negative effect on any person owning shares of our stock.
We do not intend to pay any cash dividends on our common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.
     We have never paid a cash dividend on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.
RISKS RELATED TO THIS OFFERING
Purchasers in this offering will experience immediate and substantial dilution of their investment.
     We expect that the offering price per share of the shares being sold by the selling stockholders will significantly exceed the net tangible book value per share of the outstanding common stock. Accordingly, purchasers of common stock in this offering would pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities.
The number of shares being registered for sale is significant in relation to our trading volume.
     All of the shares registered subject to this registration statement are for sale on behalf of the selling stockholders and were or will be issued privately under an exemption from the Securities Act. We have filed this registration statement to register these shares for sale into the public market by the selling stockholders. These securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     In addition to historical information, this prospectus and any supplement to this prospectus contains certain forward-looking statements. Examples of forward looking statements in this prospectus include, but are not limited to statements concerning:
•	the timely development and acceptance of new products;

•	sources of supply and concentration of customers;

•	acceptance in the marketplace, establishment and expansion of our distribution channels;

•	endorsement of opinion leaders in the law enforcement community;

•	implementation risks of manufacturing automation;

•	risks associated with rapid technology change;

•	impact of media publicity;

•	risks of governmental regulation;

•	dependence upon key employees; and

•	other factors detailed in the Company’s filings with the Securities and Exchange Commission, or the Commission.
     These factors should not be considered exhaustive. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. We caution you not to put undue reliance on these forward-looking statements. These forward-looking statements relate to our plans, objectives and expectations for future operations. In light of the risks and uncertainties inherent in all such projected operational matters, the inclusion of forward-looking statements in this prospectus should not be regarded as a representation by us or any other person that our objectives or plans will be achieved or that any of our operating expectations will be realized. Our actual financial results realized could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in our filings with the Commission.

DESCRIPTION OF PRIVATE PLACEMENT OF SENIOR SECURED CONVERTIBLE NOTE AND WARRANT
     On August 3, 2007, we closed a private placement with an institutional investor (the “Offering”) in which we issued and sold to Castlerigg Master Investments Ltd. (“Castlerigg”) a senior secured convertible note (the “Note”) in the aggregate principal amount of $3 million and a warrant to purchase 5,912,961 shares of our common stock at an exercise price of $0.6342 per share (the “Warrant”). The Offering was completed pursuant to a Securities Purchase Agreement dated August 2, 2007 (the “Purchase Agreement”) by and between us and Castlerigg. Midtown Partners & Co., LLC (“Midtown”), acted as placement agent for the Offering. We paid Midtown a cash fee of $240,000 and issued a warrant to Midtown to purchase shares of our common stock with an exercise price of $0.6342. We used approximately $244,000 of the proceeds from the offering to repay certain of our indebtedness, including approximately $35,000 held by our Chief Executive Officer. The remaining net proceeds of approximately $2.5 million was used to fund our working capital.
     Prior to maturity, the Note will bear interest at 8.5% per annum with interest payable quarterly in arrears in cash, or, at our option, in shares of our common stock. The Note is convertible into 4,730,369 shares of our common stock at any time at the option of the holder. The Note is not convertible to the extent that its conversion would cause the holder to be the beneficial owner of more than 4.99% of our common stock. The Note is convertible into shares of our common stock at a conversion price of $0.6342 per share, subject to adjustment for stock splits, stock dividends and the like. Subject to the terms of the Note, we, at our option, may pay any portion of the interest then due on the Note in cash or may elect to issue the investor shares of our common stock. Our ability to pay interest with additional shares of our common stock is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. From and after an event of default under the Note and for so long as the event of default is continuing, the Note will bear default interest at a rate of 15.0% per annum.
     In the event that we issue or grant, in the future, any rights to purchase any of our common stock, or other security convertible into our common stock, for an effective per share price less than the conversion price then in effect, the conversion price of the Note will be decreased to equal such lower price, provided that such adjustment will not apply to certain exempt issuances, including stock issuances pursuant to employee stock option plans. The conversion price is also subject to adjustment based upon the failure to achieve certain milestone events pertaining to our performance as specified in the Note.
     In the event that the average of the daily volume weighted average price of the shares of our common stock for any 20 consecutive trading days exceeds: (i) 150% of the initial conversion price, we will have the right, but not the obligation, to require the holder of the Note to convert up to 50% of the conversion amount of the Note into our common stock at the conversion price then in effect; or (ii) 175% of the initial conversion price, we will have the right, but not the obligation, to require the holder of the Note to convert up to 100% of the conversion amount of the Note into our common stock at the conversion price then in effect. Such a mandatory conversion is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares into which the Note is converted and certain minimum trading volumes in the stock to be issued.
     At any time after the earlier of the effective date of this registration statement and the one year anniversary of the issuance of the Note, the holder shall have the right to require us to redeem all or a portion of the Note. The Holder will also have the right to require us to redeem the Note in whole or in part upon our change of control at a purchase as set forth in the terms of the Note.
     As a part of the private placement, we issued the Warrant. The exercise price of the Warrant is subject to adjustment for stock splits, stock dividends, and the like. In the event that we, in the future, issue or grant any rights to purchase any of our common stock or other security convertible into our common stock for a per share price less than the exercise price of the Warrant then in effect, the exercise price of the Warrant will be reduced to equal such lower price and the number of shares of our common stock for which the Warrant may be exercised will be increased so that the total aggregate exercise price remains constant, provided that the adjustment to the exercise price and number of shares for which the Warrant may be exercised will not apply to certain exempt issuances, including issuances pursuant to employee stock option plans. In connection with the Offering, we also issued to the placement agent for the Offering a Warrant to purchase an aggregate of 851,466 shares of our common stock at an exercise price of $0.6342 per share. The Warrant and the warrant issued to the placement agent are immediately exercisable and will expire seven years after the earlier of (i) the date on which all shares underlying the Note have been declared effective and (ii) August 3, 2009.
     In connection with the Offering, we and Castlerigg entered into a registration rights agreement under which we were required, on or before 30 days after the closing of the Offering, to file a registration statement with the SEC covering the resale of the shares of our common stock issuable upon conversion of the Note and exercise of the Warrant and to use our best efforts to have the registration declared effective as soon as practicable (but in no event later than 120 days after the closing of the Offering). If we do not have an effective registration statement by the deadline, we will be subject to certain monetary penalties, as set forth in the registration rights agreement. The monetary penalties will accrue at the rate of 1.5% per month of the then-outstanding principal amount of the Note. In the event that we are unable to include in the registration statement all shares of our common stock issuable pursuant to the Note and the Warrant then we will be required to file additional registration statements to register the resale of any shares excluded from the originally filed registration statement until the resale of such excluded shares is covered by an effective registration statement or until such shares can be sold under SEC Rule 144.

Dollar Value of Common Shares Underlying the Note
     Based on the market price per share for our common stock on the date of sale of the Note, the total dollar value of the shares of common stock underlying the Note that have been registered for resale in this registration statement is $2,130,877. The total dollar value of such shares based on the market price per share as of October 18, 2007 is $1,065,438.
Potential Profit from Conversion of the Note and Exercise of the Warrants
   Senior Secured Convertible Note
     The conversion price of the Note is greater than the current market price for our common stock. Therefore, the selling stockholder will not realize a profit as a result of a conversion of the Note until the market price for our common stock exceeds the conversion price. The following table sets forth the total possible discount to the market price of our common stock as of the date of the Offering for the shares issuable upon the conversion of the Note.

Market Price per share on August 3, 2007	$0.90
Conversion Price per share on August 3, 2007	$0.6342
Total Possible Shares Underlying the Note based on the conversion price	4,730,369
Aggregate Market Price of underlying common stock based on market price as of August 3, 2007	$4,257,332
Combined Conversion Price	$3,000,000
Total Possible Discount to Market	$1,257,332
     In the event we decide to issue other securities, the conversion price of the Note will reset to the issue price of the new securities if the issue price is less than the Note’s current conversion price. The conversion price of the Note is also adjustable upon the occurrence of certain milestone events. The conversion price shall be reduced upon the occurrence of any of the following milestone events:
     1. We fail to achieve:
•	the sale of 2,500 Stinger S-200 units during the period beginning on August 3, 2007 and ending on March 31, 2008; or

•	a gross margin (as defined pursuant to GAAP) in excess of 30% for such units; or
     2. We fail to achieve:
•	the sale of 9,000 Stinger S-200 units during the period beginning on August 3, 2007 and ending on September 30, 2008;

•	a gross margin in excess of 35%; or

•	EBITDA in excess of zero for the fiscal quarter ended on September 30, 2008.
     If we fail to achieve the milestone events as described above, the conversion price will be reduced to the lesser of: (i) the existing conversion price; and (ii) the average market price as of the date that is ten business days after the date the applicable milestone event is publicly reported in a Current Report on Form 8-K. At this time we cannot quantify the effect of such adjustments because we cannot predict whether these milestone events will be achieved.
   Warrant
     The exercise price of the Warrants is greater than the current market price for our common stock. Therefore, the selling stockholder would not realize a profit as a result of the exercise of the Warrants until the market price for our common stock exceeds the exercise price. The following table sets forth the total possible discount to the market price of our common stock as of the date of the Offering for the shares issuable upon the exercise of the Warrant.

Market Price per share on August 3, 2007	$0.90
Exercise Price per share on August 3, 2007	$0.6342
Total Possible Shares Underlying the Warrant	5,912,961
Aggregate Market Price of underlying common stock based on market price as of August 3, 2007	$5,321,665
Total Conversion Price	$3,750,000
Total Possible Discount to Market	$1,571,665
Payments to Selling Stockholders and Transaction Fees
     Under the terms of the Note, we are required to make interest payments and may be subject to liquidated damages upon the occurrence of certain events. In addition, Midtown Partners & Co., LLC, acted as placement agent in the transaction and received the placement agent fees described below for its services.

		Shares of common	Market value on date
	Payment Date	stock	of issuance
Interest Payable	October 1, 2007	—	$41,270	(1)
Registration Delay Payments	Registration Delay(2)	—	$45,000
Placement Agent fees:
Cash fee	August 3, 2007	—	$240,000
Warrants	August 3, 2007	852,089	$226,485	(3)

(1)	The interest payment on October 1, 2007 was paid in cash.

(2)	Registration delay payments are payable on each of the following dates: (i) the day of a filing failure; (ii) the day of an effectiveness failure; (iii) the initial day of a maintenance failure; (iv) on every thirtieth day after the day of a filing failure and thereafter until such filing failure is cured; (v) on every thirtieth day after the day of an effectiveness failure and thereafter until such effectiveness failure is cured; and (vi) on every thirtieth day after the initial day of a maintenance failure and thereafter until such maintenance failure is cured.

(3)	The amount shown is calculated using the amount that the market price for our common stock exceeded the exercise price for the warrants on August 3, 2007.
     The net proceeds from the sale of the Note were $2,760,000. The amount of interest to be paid in the first year after the sale of the note is $233,877, which may be paid in shares of our common stock or in cash. At this time we are unable to estimate the amount of any registration delay payments that may become payable to the selling stockholder under the terms of the registration rights agreement.
Net Proceeds from the Offering
     The following table sets forth the gross cash proceeds received from the Offering and calculates the net proceeds from the Offering after deduction of the offering expenses. The net proceeds do not include the payment of any contingent payments, such as liquidated damages. The net proceeds assumes that all interest and principal will be paid in cash notwithstanding that we may pay interest and principal in shares of our common stock under specified circumstances. The interest amount reflected below assumes that all payments are made when due without any event of default, and the table assumes that the Note is not converted prior to maturity.

Gross Proceeds payable to the Company:	$3,000,000
Payments by the Company in connection with the offering:	$240,000
Net Proceeds to the Company:	$2,760,000
Total Possible Profit as a result of Conversion Discount:*	$2,828,997
*	Represents the discount to market for the Note and the Warrants. The amount assumes a market price of $0.90 for the Company’s common stock on the date of conversion or exercise. The closing price as of October 18, 2007 was $0.45.
     The total interest payments during the first year of the Note combined with the placement agent fee and the total possible discount to the market price of the shares underlying the Note is $1,731,210 which represents 57.7% of the net proceeds to the Company from the sale of the note. This percentage averages 19.2% per year over the three-year term of the note.
Comparison of Registered Shares to Outstanding Shares
     The following table compares the number of shares of our common stock held by persons other than the selling stockholders, affiliates of our company, and affiliates of the selling stockholders with the number of shares registered for resale and sold by such parties in prior transactions.

Shares Outstanding Prior to the Offering Held by Persons Other than the Selling Stockholder, Affiliates of the Company, or Affiliates of the Selling Stockholder:	7,112,922
Shares Registered for Resale by the Selling Stockholder or Affiliates of the Selling Stockholder in Prior Registration Statements:	0
Shares Registered for Resale by the Selling Stockholder or Affiliates of the Selling Stockholder that Continue to be Held by the Selling Stockholder or Affiliates of the Selling Stockholder:	2,367,641
Shares Sold in Registered Resale Transactions by the Selling Stockholder or Affiliates of the Selling Stockholder:	0
Shares Registered for Resale on Behalf of the Selling Stockholder or Affiliates of the Selling Stockholder in the Current Transaction:	2,367,641

USE OF PROCEEDS
     This prospectus relates to 2,367,641 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders.
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
     Our common stock has been quoted on the OTC Bulletin Board under the symbol STIY.OB since February 23, 2006. The following table reflects the high and low sales information as reported on the OTCBB. The information reflects inter-dealer prices, which may or may not reflect retail mark-ups, mark-downs, or commissions and may not represent actual transactions. Also, these transactions may not be representative of all transactions during the indicated periods or the actual fair market value of our common stock at the time of such transactions due to the infrequency of trades and the limited market for our common stock. The following table presents the quarterly high and low bid information on the OTC Bulletin Board and on the electronic Pink Sheets. From November 12, 2004, until February 23, 2006, trades of common stock were reported from time to time on the electronic Pink Sheets.

2005	High	Low
First Quarter	$48.55	$7.00
Second Quarter	11.25	3.50
Third Quarter	7.95	3.92
Fourth Quarter	8.55	4.10

2006	High	Low
First Quarter	$5.75	$1.00
Second Quarter	3.20	0.55
Third Quarter	2.00	1.06
Fourth Quarter	1.10	0.55

2007	High	Low
First Quarter	$3.20	$0.57
Second Quarter	3.25	0.75
Third Quarter	1.10	0.53
Fourth Quarter (through October 23, 2007)	0.55	0.36

     In May 2005, the Company repurchased 10,000 shares of its stock for $50,000 cash to rescind and cancel certain provisions in a previous agreement.
     You are advised to obtain current market quotations for our common stock. No assurance can be given as to the market prices of our common stock at any time after the date of this prospectus.
     As of October 5, 2007, there were approximately 38 holders of record of our common stock. We have never declared or paid any cash dividends. We do not anticipate declaring or paying cash dividends for the foreseeable future. Instead, we will retain our earnings, if any, for the future operation and expansion of our business.

SELECTED FINANCIAL DATA
     The following selected consolidated statement of operations and balance sheet data are derived from our audited consolidated financial statements. The consolidated financial statements and their notes and the report of the independent registered accounting firm are included elsewhere in this prospectus. This selected consolidated financial data should be read in conjunction with the consolidated financial statements and their notes, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and other financial information included elsewhere in this prospectus.

	Predecessor Operations			The Company	The Company			The Company
			January 1,	September 24,
			2004 to	2004
			September	to December	Year Ended December 31,
	Years ended December 31,		24,	31,	Pro Forma			Six Months Ended June 30,
	2002	2003	2004	2004	2004	2005	2006	2006	2007
Statement of Operations Data:
Sales	$361,913	$264,471	$198,981	$63,306	$262,287	$469,997	$454,454	$228,890	$198,339

Gross Margin (Loss)	149,098	108,647	54,859	11,620	66,479	(139,282)	(207,338)	93,516	(79,285)

Loss from Operations	(208,259)	(237,363)	(192,470)	(8,820,199)	(9,012,669)	(10,171,758)	(6,300,966)	(4,207,842)	(1,671,769)

Net Loss	(219,272)	(273,922)	(230,932)	(8,830,467)	(9,061,399)	(10,085,529)	(6,306,345)	(4,194,852)	(1,724,867)

Net Loss Per Share (Basic and Diluted)	$(0.02)	$(0.03)	$(0.02)	$(0.70)	$(0.72)	$(0.67)	$(0.42)	$(0.28)	$(0.11)

Weighted Average Number of Common Shares Outstanding (Basic and Diluted)	10,750,000	10,750,000	10,750,000	12,640,900	12,640,900	14,997,346	15,038,500	15,014,929	16,099,153

Balance Sheet Data:
Current Assets	$67,680	$69,695	$13,232	$9,334,233	$9,334,233	$3,294,044	$502,198	$2,102,798	$326,911

Equipment and Furnishings	118,454	93,724	73,204	105,764	105,764	353,388	303,295	358,760	320,410
Total Assets	186,134	163,419	86,436	12,543,911	12,543,911	6,374,950	3,155,993	5,093,625	2,806,919

Current Liabilities	68,119	97,441	43,746	556,970	556,970	1,048,538	2,417,435	1,101,594	2,511,533
Long Term Debt	363,000	584,885	792,529	—	—	—	—	—	17,450

Stockholders Equity (Deficit)	(244,985)	(518,907)	(749,839)	10,599,441	10,599,441	5,326,412	738,558	3,992,031	277,936

Selected Quarterly Financial Information
The following tables set forth certain unaudited financial information for each of the ten quarters ended June 30, 2007. The following information reflects all normal recurring adjustments that are in the opinion of management, necessary for a fair statement of the results of the interim periods. You should read this information together with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.
The table below presents quarterly data for the interim period ended June 30, 2007:

	Three months ended
	March 31	June 30
Revenues	$96,169	$102,170
Loss from operations	(899,892)	(771,877)
Net Loss	(921,633)	(803,233)
Basic net loss per share	(0.06)	(0.05)
Diluted loss per share	$(0.06)	$(0.05)

The table below presents quarterly data for the year ended December 31, 2006:

	Three months ended
	March 31	June 30	September 30	December 31
Revenues	$118,138	$110,751	$109,843	$115,722
Loss from operations	(2,375,726)	(1,832,115)	(1,074,170)	(1,018,955)
Net Loss	(2,366,203)	(1,828,648)	(1,075,679)	(1,035,815)
Basic net loss per share	(0.16)	(0.12)	(0.07)	(0.07)
Diluted loss per share	$(0.16)	$(0.12)	$(0.07)	$(0.07)

The table below presents quarterly data for the year ended December 31, 2005:

	Three months ended
	March 31	June 30	September 30	December 31
Revenues	$124,095	$145,511	$126,601	$73,790
Loss from operations	(3,508,997)	(2,200,604)	(3,017,679)	(1,444,478)
Net Loss	(3,508,873)	(2,165,644)	(2,986,274)	(1,424,738)
Basic net loss per share	(0.23)	(0.14)	(0.20)	(0.10)
Diluted loss per share	$(0.23)	$(0.14)	$(0.20)	$(0.10)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Financial Data” section of this prospectus and our financial statements and related notes appearing at the end of this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Executive Summary
     Stinger Systems is in the business of producing and marketing less-lethal electronic restraint products to law enforcement, correctional facilities, professional security and military sectors. The Company purchased Electronic Defense Technologies, LLC (“EDT”) in September 2004 based on the anticipated value of the EDT licenses and patents, prototype projectile stun gun, existing product lines and track record in serving the law enforcement community. In August 2007, Stinger merged with EDT, its wholly owned subsidiary, with Stinger surviving the merger. The Company’s products include the Ultron II ® handheld contact stun gun, the Ice-Shield electronic immobilization riot shield, and the Bandit / REACT system, an electronic immobilizing restraint. The Company’s primary focus is the “Stinger” projectile stun gun and its success is largely dependent upon the commercialization of this product.
     Since the acquisition of EDT, the Company has extensively redesigned its projectile stun gun, now referred to as the Stinger, with the goal of providing a weapon with the feel and size of a traditional firearm, but offering a unique look that would not readily be confused with a traditional firearm. After the design was essentially completed, mold design and redesign of the electronics began. The electronics needed to be reduced to incorporate an overall smaller electronics package than existed in the predecessor gun, and to incorporate a number of additional features including data capture and display of the time and date of use, ambient temperature, duration of use and number of cycles fired.
     After producing numerous versions of the Stinger projectile stun gun, the Company began limited production in March 2005. However, significant inefficiencies in the design hampered production and required correction before volume commercial production could commence. These inefficiencies included the mold design, electronics design, camera mount, design of the ammunition cartridges, internal packaging and numerous assembly issues. The Company hired outside engineering firms to address these issues. In October 2005, the Company announced initial sales and volume production of the Stinger projectile stun gun. In the fourth quarter of 2005, the Company began commercial production, and based on feedback received, the Company decided to make certain modifications to the Stinger. Additional engineering, medical testing, and final testing of the product may be required as production commences. The Company also expects to incur significant marketing costs over the next twelve months.

     Concurrently, the Company invested its research and development resources in its new two dart projectile stun weapon, called the Stinger S-200, to directly compete with other two dart projectile stun weapons on the market. The engineering efforts during the 2006 fiscal year have developed a state-of-the-art stun gun that includes features that are desired by the end-user and an advanced technology.
     The Company plans to mass market and introduce the new Stinger S-200 in the marketplace in fiscal year 2007. The Company’s ability to generate future revenues is dependent upon the overall market reception of the Stinger product line and the volume of production and sales that the Company is able to generate. It may be the case that further modifications of the Stinger product line projectile stun gun will be required. As a result, the Company can give no definitive assurances that it will continue commercial production during fiscal year 2007.
     The Company uses third parties to manufacture components for its products and assemble the products. The Company is under no contractual obligation with these parties. Because the Stinger projectile stun gun is classified as a firearm and subject to various regulations of the U.S. Bureau of Alcohol, Tobacco, and Firearms (ATF), the Company ships all products from its production and manufacturing facility and maintains proper records. While the Company hopes to manufacture the Stinger and its components in the United States, there can be no assurances that it will be able to do so. The Company believes that electronics are easily sourced throughout the world and the Company will continually seek best pricing and highest quality components for its products. The Company expects to continue handling the shipment of its products.
     The Company’s success will be dependent upon its ability to attract high quality distributors to market its products. To date, the Company has been able to attract distributors with a solid track record of selling firearms to the law enforcement, correctional, and/or military community. The Company is unable to provide forecasts as to the number of Stingers it anticipates selling. As of June 30, 2007, the Company had contracts with thirteen (13) U.S. distributors and twenty-two (22) International distributors. The Company has trained its U.S. distributors in the use of its products.
     Due to the limited sales volume of its existing products, the Company reported a net loss of $6,306,345 for the year ending December 31, 2006 (net loss of $0.42 per share) and a net loss of $10,085,529 for the year ending December 31, 2005 (net loss of $0.67 per share).
     At the present time, the Company does not generate sufficient revenues from its operations to pay its operating costs. Management believes that the Company will need additional outside sources of funding in the future to continue the production and promotion of its products.

Background
     The Company, after the acquisition of EDT, required funds to support current operations and to provide future working capital. The Company has met its financial needs through its operations and through the sales of its securities. Since September, 2004, the Company has undertaken the following sales of non-registered securities in a series of private transactions:
•	On September 24, 2004, the Company issued 9,750,000 shares of its common stock for 100% of EDT. The Company received 10,000,000 of its previously issued and outstanding shares for cancellation. The 9,750,000 shares were valued at $474,300, consisting of the cash and note payable to the former owners of EDT for the initial purchase of 95% of EDT in the amount of $450,000 plus the value of 500,000 shares of common stock issued for the remaining 5% of EDT valued at $24,300.

•	Between September 24, 2004 and December 31, 2004, the Company sold 3,222,000 shares of common stock for $10,900,000, less expense of $665,035. Specifically, the Company sold 1,122,000 shares of common stock for net proceeds of $400,000 in September 2004, and sold 2,100,000 shares of common stock for net proceeds of $9,834,965 in December 2004. As part of the sale in December 2004, the Company also issued warrants to the investors to purchase 1,000,000 shares of the Company’s common stock at $7.50 per share. The warrants are exercisable through September 24, 2009. The investors were also granted registration rights. The Company also issued warrants to the underwriters to acquire 200,000 shares at $7.50 per share.

•	Between September 24, 2004 and December 31, 2004, the Company issued 921,500 shares of common stock for various services received by the Company.

•	In December 2004, the Company issued 10,000 shares of its common stock as settlement of a note payable plus accrued interest in the amount of $106,943.

•	During November and December of 2004, the Company issued a total of 100,000 shares of its common stock for patents that were complimentary to its product lines. The recipient of 75,000 of the 100,000 shares issued had the right to rescind the transaction if a registration statement was not effective by the Company as of a specific date. As a result of this redeemable feature, these shares were classified as “Redeemable Common Stock” with a liquidation value of $1,387,500 (the value assigned to the stock on issuance at December 31, 2004). The Company filed a registration statement that was declared effective by the Securities and Exchange Commission on November 14, 2005 and the individual no longer had the right to rescind the transaction, so the 75,000 shares were taken out of Redeemable Common stock and shown as issued common stock.

•	In January 2005, the Company and certain existing warrant holders (the “Warrant Holders”) entered into an amendment and exercise agreement (the “Agreement”) pursuant to which (i) the Company reduced the exercise price of the warrants then held by the Warrant Holders (the “Existing Warrants”) from $7.50 per share to $0.60 per share; (ii) the Warrant Holders exercised all of the Existing Warrants at an exercise price of $0.60 per share and acquired 999,999 shares of the Company’s common stock; and (iii) the Company issued to the Warrant Holders new warrants (the “New Warrants”) to purchase up to an aggregate of 1,500,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The Company granted the Warrant Holders certain registration rights with respect to the resale of the shares issued upon exercise of the Existing Warrants and the shares to be issued upon exercise of the New Warrants. Neither the shares issued upon exercise of the Existing Warrants nor the shares issuable upon exercise of the New Warrants have been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The New Warrants were offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act. All exhibits attached hereto are incorporated herein by reference.

•	On March 19, 2007, the Company and a certain investor entered into a Securities Purchase Agreement for the investor to subscribe and acquire 140,187 shares of the Company’s common stock at a purchase price of $1.07 per share, pursuant to the agreement. The Company granted the investor certain registration rights with respect to the resale of the shares issued. The shares issued have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The shares were offered and sold only to “accredited investors” pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.

•	On March 28, 2007, the Company and a certain investor entered into a Securities Purchase Agreement for the investor to subscribe and acquire 93,458 shares of the Company’s common stock at a purchase price of $1.07 per share, pursuant to the agreement. The Company granted the investor certain registration rights with respect to the resale of the shares issued. The shares issued have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The shares were offered and sold only to “accredited investors” pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.

•	On May 15, 2007, the Company and certain investors entered into a Convertible Senior Promissory Note (“Note”) to loan the Company $204,000 at a rate of 10% per annum. The Note is due and payable on the earlier of May 31, 2009 or when the Company achieves revenues of $8,000,000 annually beginning June 1, 2007. The Company has the right to convert the Note into the Company’s common stock upon achieving $8,000,000 in revenues annually beginning June 1, 2007 at a rate of $0.60 per share, pursuant to the agreement. The investor reserves the right to convert the Note into the Company’s common stock at any time at the discretion of the investor. The Note was offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.

•	On August 3, 2007, the Company completed a private placement transaction with an institutional investor pursuant to which the Company issued and sold to the investor a senior secured convertible note (the “Note”) in the aggregate principal amount of $3,000,000 and a warrant to purchase 5,912,961 shares of the Company’s common stock (the “Warrant”). The Note is convertible into 4,730,369 shares of the Company’s common stock at a price of $0.6342 per share. Under the terms of the Note, the Company, at its option, may pay any portion of the interest then due on the Note in cash or may elect to issue the investor shares of the Company’s common stock. The Warrant is exercisable immediately at a price of $0.6342 per share. The Note and the Warrant were offered and sold to an accredited investor (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.

In connection with the offering, on August 2, 2007, the Company’s Chief Executive Officer converted all outstanding principal and accrued interest under four demand promissory notes at a conversion price of $1.00 per share that were previously issued by the Company into 972,027 shares of the Company’s common stock.

Results of Operations
     The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this document. This discussion contains forward-looking statements that are based on our current expectations and involve risks and uncertainties. Stinger Systems’ actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.
Comparison of the Six Months Ended June 30, 2007 and 2006
     Revenues. Revenues decreased $30,551 or 13% to $198,339 for the six months ended June 30, 2007 compared to $228,890 for the six months ended June 30, 2006. The decrease from 2006 to 2007 was due to the limited sales volume of our existing products during the first half of 2007.
     Cost of Goods Sold. Cost of Goods Sold increased $142,250 or 105% to $277,624 for the six months ended June 30, 2007 compared to $135,374 for the six months ended June 30, 2006. The increase from 2006 to 2007 was due to an inventory write-off for obsolete raw materials in our inventory. The cost of production for the six months ended June 30, 2007, includes manufacturing costs such as materials, labor and identifiable overhead related to finished goods and components.
     Gross Margin. Gross margin decreased decreased $172,801 to $(79,285) for the six months ended June 30, 2007 compared to $93,516 for the six months ended June 30, 2006. The decrease in gross margin was principally due to an increase in the costs of goods sold related to an inventory write-off for obsolete raw materials in 2007.
     Selling Expenses. Selling Expenses decreased $65,078 to $73,397 for the six months ended June 30, 2007 compared to $138,475 for the six months ended June 30, 2006. The decrease was based primarily on decreased expenses related to our efforts to promote current products and the branding of the Stinger name.
     General and Administrative Expenses. General and Administrative (G&A) expenses decreased $2,643,796 or 64% to $1,519,087 for the six months ended June 30, 2007 compared to $4,162,883 for the six months ended June 30, 2006. The decrease in General and Administrative expenses for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006 is primarily due to a reduction in legal and professional fees, stock option expense, and insurance expense. Additionally, other operating expenses for the six months ended June 30, 2007, include legal and professional fees of $119,117, stock option expense in the amount of $210,246, and other costs in the amount of $257,583, compared to legal and professional fees of $666,404, stock option expense in the amount of $1,307,885, insurance expense of $638,640, and other costs in the amount of $485,195 for the six months ended June 30, 2006.
     Research and Development Expenses. Research and Development (R&D) expenses decreased $251,009 or 64% to $140,429 for the six months ended June 30, 2007 compared to $391,438 for the six months ended June 30, 2006. The Company’s decrease in R&D expense is attributable to the advanced stages of product development, and the accumulated engineering knowledge associated with improving the design of the Stinger projectile stun gun. The Company plans to have ongoing research and development costs associated with future generations of the projectile stun gun.
     Interest Income. Interest income decreased $20,980 to $2,409 for the six months ended June 30, 2007 compared to $23,389 for the six months ended June 30, 2006. The decrease from 2006 to 2007 was due to a reduction in working capital.
     Net Loss. Net loss decreased $2,469,715 or 59% to $(1,724,867) or $(0.11) per common share for the six months ended June 30, 2007 compared to a net loss of $(4,194,582) or $(0.28) per common share for the six months ended June 30, 2006. The improvement in the net loss was due primarily to the decrease in stock option expense, the reduction of legal and professional fees, the reduction of research and development expenses, and a decrease in insurance expense.

Comparison of the Years Ended December 31, 2006 and 2005
     Revenues. Revenue decreased $15,543 or 3% to $454,454 for 2006 compared to $469,997 for 2005. The decrease from 2005 to 2006 was due to the limited sales volume of our existing products during 2006.
     Cost of Goods Sold. Cost of Goods Sold increased $52,513 or 9% to $661,792 for 2006 compared to $609,279 for 2005. The increase from 2005 to 2006 was due to an inventory write-off in 2006 for obsolete raw materials in our inventory. The cost of production for 2006 includes manufacturing costs such as materials, labor and identifiable overhead related to finished goods and components.
     Gross Margin. Gross margin decreased $68,056 or 49% to $(207,338) for 2006 compared to $(139,282) for 2005. The decrease in gross margin for 2006 was principally due to an increase in the costs of goods sold related to an inventory write-off for obsolete raw materials in 2006.
     Selling Expenses. Selling Expenses decreased $100,518 or 29% to $243,585 for 2006 compared to $344,103 for 2005. The decrease was based primarily on decreased expenses related to our efforts to promote current products and the branding of the Stinger name.
     General and Administrative Expenses. General and Administrative (G&A) expenses decreased $3,838,330 or 40% to $5,850,043 for 2006 compared to $9,688,373 for 2005. Employee acquisition costs for 2006 decreased by $3,464,314 to $10,686 compared to $3,475,000 for 2005. The decrease from 2005 to 2006 was primarily due to employee acquisition costs and employee severance costs during 2005. We did, however, incur stock based compensation expense of $1,551,616 for 2006 related to the grant of stock options to our employees and directors as further explained in the Notes to Financial Statements. Additionally, other operating expenses for the year ended December 31, 2006, include legal and professional fees of $825,251, insurance expense in the amount of $765,824 and other costs in the amount of $622,482 compared to legal and professional fees of $594,356, insurance expense in the amount of $573,117, liquidated damages to investors in the amount of $964,343 and other costs in the amount of $820,453 for the year ended December 31, 2005.
     Research and Development Expenses. Research and Development (R&D) expenses decreased $705,648 or 52% to $657,411 for the year ended December 31, 2006, compared to $1,363,059 for the year ended December 31, 2005. The Company’s decrease in R&D expense is attributable to the advanced stages of product development, and the accumulated engineering knowledge associated with improving the design of the Stinger projectile stun gun product line. The Company expects to have ongoing research and development costs associated with future generations of the projectile stun gun product line.
     Interest Income. Interest income decreased $72,674 to $25,931 for the year ended December 31, 2006, compared to $98,905 for the year ended December 31, 2005. The decrease from 2005 to 2006 was due to a reduction in working capital.
     Net Loss. Net loss decreased by $3,779,184 or 37% to $(6,306,345) or $(0.42) per common share for the year ended December 31, 2006 compared to a net loss of $(10,085,529) or $(0.67) per common share for the year ended December 31, 2005. The improvement in the net loss was due primarily to a decrease in cost of goods sold, as well as a decrease in employee acquisition expenses and employee severance costs related to 2005. These expenses were offset by an increase in stock option expense due to our adoption of SFAS 123(R) in 2006, increased research and development expenses, legal and professional fees, and insurance expense.
Comparison of the Years Ended December 31, 2005 and 2004 (Pro Forma)
     Revenues. Revenue increased by $207,710 or 79% to $469,997 for 2005 compared to $262,287 for 2004. We believe this increase resulted from higher visibility of the Company in the marketplace which was the result of promotions of its Stinger projectile stun gun at seminars, conferences and sales conventions as well as increased sales of our Band-It product resulting from heightened interest in courtroom security due to recent acts of violence in courtrooms.
     Cost of Goods Sold. Cost of Goods Sold increased by $413,489 to $609,297 for 2005 compared to $195,808 for 2004. The cost of production includes the write-off of defective circuit boards for the stun gun in the amount of $268,375.
     Gross Margin. Gross margin decreased by $205,761 to $(139,282) for 2005 compared to $66,479 for 2004. The gross margin variance is primarily related to the cost of goods sold and the write-off of defective circuit boards.
     Selling Expenses, and General and Administrative Expenses. Selling Expenses increased by $298,755 to $344,103 for 2005 compared to $45,348 in 2004 based on more efforts to promote current products and the branding of the Stinger name. General and Administrative (G&A) expenses increased by $654,573 to $9,688,373 for 2005 compared to $9,033,800 for 2004. Employee costs’ decreased by $2,612,878 due to a decrease in the costs associated with our employees and associated payroll costs. The Company incurred non-cash charges for employee acquisitions of $2,515,067 as the cost of stock options granted to a new employee, which became fully vested upon his leaving the Company in April of 2005 and the cost of a stock grant to the Chief Financial Officer. In addition, this amount includes employee severance costs of $719,346 associated with the resignation of two employees. Other operating costs for 2005 include legal fees in the amount of $594,356, liquidated damages to investors in the amount of $964,343, insurance in the amount of $566,824, shareholder and public relations costs in the amount of $265,561 and other costs in the amount of $561,185.
     Research and Development Expenses. Research and Development (R&D) expenses increased to $1,363,059 for 2005 compared to $60,597 for 2004. The Company’s increase in R&D expenses is attributable to engineering costs associated with improving the design of the projectile stun gun and future generations of the projectile stun gun.
     Interest Income. Interest income increased $98,605 for 2005 due to an increase in invested capital and current working capital.
     Net Loss. Net loss increased $1,024,130 to $(10,085,529) or $(0.67) per common share for 2005 compared to a net loss of $(9,061,399) or $(0.72) per common share for 2004. This increased loss was due primarily to the increased R&D costs invested in bringing the Stinger projectile stun gun to the market, the ramp up in employee expenses, including severance costs, in preparation for the anticipated growth of the Company’s operations, and insurance costs and liquidated damages the Company had to pay in 2005.
Liquidity and Capital Resources
     Based on the Company’s current plans and market conditions, management does not believe that the Company’s existing cash and current operations will be sufficient to satisfy its anticipated cash requirements for the next twelve months. In addition, the Company is unable to provide assurance that its planned levels of revenue, costs and expenses will be achieved. If the Company’s operating results fail to meet its expectations or if the Company fails to manage its inventory, accounts receivable or other assets, it will have a negative impact on the Company’s liquidity and the Company will be required to seek additional funding through public or private financings or other arrangements. In addition, due to the planned expansion of its product offerings, marketing efforts, channels and geographic presence, the Company may require additional working capital. If this were to occur, it is possible that adequate funds may not be available when needed or may not be available on favorable or commercially acceptable terms, which could have a negative effect on the Company’s business and results of operations.
     At June 30, 2007, we had negative working capital of $(2,184,622), including a cash balance of $13,480. This represents a decrease in working capital of $1,851,274 from working capital of ($333,348) at June 30, 2006 and a cash balance of $313,791. This decrease in working capital is principally due to a decrease in cash, as well as the expenditure of our prepaid assets. Operating activities for the six months ended used cash of $1,221,440 and $1,592,811 during 2007 and 2006, respectively. The decrease in the negative cash flow from operating activities during the six months ended June 30, 2007, as compared to 2006 was primarily due to the decrease in stock option expense and the general timing of obligations. The Company had a decrease of 69% in general and administrative expenses (excluding depreciation, amortization, and stock option expense).
     On August 3, 2007, the Company completed a private placement transaction with an institutional investor pursuant to which the Company issued and sold to the investor a senior secured convertible note (the “Note”) in the aggregate principal amount of $3,000,000 and a warrant to purchase 5,912,961 shares of the Company’s common stock (the “Warrant”). The Note is convertible into 4,730,369 shares of the Company’s common stock at a price of $0.6342 per share. Under the terms of the Note, the Company, at its option, may pay any portion of the interest then due on the Note in cash or may elect to issue the investor shares of the Company’s common stock. The Warrant is exercisable immediately at a price of $0.6342 per share. Pursuant to the purchase agreement, the Company granted the investor certain registration rights with respect to the shares to be issued upon conversion of the Note and upon exercise of the Warrant. Neither the shares to be issued upon conversion of the Note nor upon exercise of the Warrant have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The Note and the Warrant were offered and sold to an accredited investor (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.
     In connection with the offering, on August 2, 2007, the Company’s Chief Executive Officer converted all outstanding principal and accrued interest under four demand promissory notes at a conversion price of $1.00 per share that were previously issued by the Company into 972,027 shares of the Company’s common stock.
     In connection with the offering, on August 6, 2007, the Company repaid all the outstanding principal and accrued interest under a Convertible Senior Promissory Note that was previously issued by the Company.

     At December 31, 2006, we had negative working capital of approximately $(1,915,237), including a cash balance of $121,047. This represents a decrease in working capital of $4,160,743 from working capital of $2,245,506 at December 31, 2005 and a cash balance of $2,408,556. This decrease in working capital is principally due to research and development efforts and engineering activities to improve the Stinger projectile stun gun product line and future generation projectile stun guns, and an increase in insurance expense, as well as increased legal and professional fees and employee related expenses. Operating activities used cash of $2,546,395 and $5,758,451 during 2006 and 2005, respectively. The decrease in the negative cash flow from operating activities for 2006, as compared to 2005, was primarily due to liquidated damages paid to investors, employee severance costs, and higher research and development expenses in 2005. The Company had a decrease of 59% in general and administrative expenses (excluding depreciation, amortization, and stock option expense).
     At December 31, 2005 the Company had working capital of $2,245,506, including a cash balance of $2,408,556. These funds and working capital will be used to meet the Company’s operational and liquidity needs for the next twelve months. This represents a decrease in working capital of approximately $6,531,757 from working capital of $8,777,263 at December 31, 2004. This decrease is principally due to the research and development efforts and engineering activities to improve the Stinger projectile stun gun. Operating activities used cash of $5,758,451 and $412,056 during 2005 and 2004, respectively. The decrease in cash flow from operating activities in 2005, as compared to 2004, was primarily due to a 15% increase in the cost of product sold, an increase of 15% in the general and administrative expenses (excluding depreciation and amortization).
     The Company reported negative operating cash flows from operations of $5,758,451 for the twelve months ended December 31, 2005. The net loss of $10,085,529 was offset by non-cash charges of $3,475,000 which represented the value of stock issuances and stock options exchanged for services rendered and $396,094 in depreciation and amortization expenses. During the twelve month period ended December 31, 2005, the Company paid $168,375 of an inventory purchase commitment. The Company had committed to the purchase of 10,000 circuit boards from a vendor, however, when the first delivery of circuit boards was received, they were found to be defective. The entire $1,165,700 inventory purchase commitment was cancelled. At December 31, 2005, the Company has no inventory purchase commitments. The Company used $261,905 during the twelve months ended December 31, 2005 to purchase equipment, fixtures and patents. The Company has no outstanding commitments to purchase equipment, fixtures or patents. In May of 2005, the Company repurchased 10,000 shares of its stock for $50,000 cash to rescind and cancel certain provisions in a previous agreement.
     The long-term continuation of the Company’s business plans is dependent upon generation of sufficient revenues from its products to offset expenses. In the event that the Company does not generate sufficient revenues, it will be required to obtain additional funding through public or private financing, if available, and/or reduce certain discretionary spending. Management believes certain operating costs could be reduced if working capital decreases significantly and additional funding is not available. Failure to generate sufficient revenues, raise additional capital and/or reduce certain discretionary spending could have a material adverse effect on the Company’s current operations and its ability to achieve its intended long-term business objectives.

     Revenues we currently generate from our product sales are insufficient to cover our expenses. Our existing capital resources and revenue from expected product sales will not be sufficient for us to maintain our current operations for the next 12 months, and we will require additional capital to fund our operations beyond the second quarter of 2007. Our requirements for additional capital are substantial. We currently have no committed source of capital, although we are evaluating a number of alternatives. We cannot assure you that financing will be available to us or, if available, that it will be on favorable terms. To the extent we raise additional capital through the sale of equity securities, the issuance of those securities could result in substantial dilution to our existing stockholders. In addition, if we obtain debt financing, we may be required to pledge all or a significant portion of our assets to secure such debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness and we may become subject to financial covenants and other terms that restrict the manner in which we can operate our business. If we are unable to raise additional capital, we may need to sell assets, pursue other strategic alternatives and/or curtail significantly our development and commercialization activities, and we may be unable to continue as a going concern.
Off-Balance Sheet Arrangements
     The Company does not have any material off-balance sheet arrangements.
Contractual Obligations
     The Company has entered into operating leases for office and warehouse space, which runs through November 2008 and March 2009, respectively. Future minimum lease payments under operating leases are $147,389 in 2007, $141,873 in 2008 and $16,474 in 2009.
Intangible Assets
     The Company’s intangible assets consist of two pending patents and four patents for stun gun technology with a carrying value of $1,909,004 at December 31, 2006 and a pending patent for a miniature camera which may work with the stun gun, but has other applications as well with a carrying value of $430,000. Generally a patent has a life of 17 to 20 years. The two projectile stun gun patents were granted in 1998.
     The acquisition of EDT by EDTA was accounted for under the purchase method of accounting. Under this method, the assets acquired and the liabilities assumed were recorded at their fair values at September 24, 2004. The acquisition cost exceeded the values assigned to assets and liabilities acquired by $1,160,820. This amount was recorded as an intangible asset. Management has determined that the intangible asset value is related solely to the stun gun technology. The acquisition of the remaining 5% of EDT added another $24,300 to the stun gun intangible asset. The stun gun technology patents; #D323,870 — “The Ornamental Design for an Electronic Restraint Weapon” and #5,193,048 — “Stun Gun with Low Battery Indicator and Shutoff Timer” were acquired in the EDT Acquisition from Mr. Richard Bass and have a carrying value of $1,185,120.

     On November 26, 2004, the Company acquired certain patents related to the product license: patent #5,841,622 — “Remotely Activated Electrical Discharge Restraint Device Using Biceps Flexion of the Leg to Restrain” granted November 24, 1998, and patent #6,573,073 — “Method and Apparatus For Implementing A Two Projectile Electrical Discharge Weapon” granted June 10, 2003 from James F. McNulty, Jr., a non-related party in exchange for $100,000 cash and 75,000 shares of the Company’s redeemable common stock. The 75,000 shares of common stock were valued at $18.50 per share (the quoted pink sheet price on November 26, 2004). The value of the intangible asset assigned to the stun gun from this transaction was $1,487,500. There was no carrying value or purchase price assigned to the Band-IT design patent. The patents related to the Band-IT technology are intertwined in the stun gun technology, and is the sole purpose for which the Company purchased the original patents from the inventor. Upon acquiring the patents, the related license agreement was canceled.
     On December 4, 2004, the Company acquired 100% of the ownership interest in Questek, a California Sole Proprietorship, from Joseph Valencic, a non-related party, in exchange for $75,000 cash (which was not paid until January 6, 2005 but was included in accrued liabilities at December 31, 2004) and the issuance of 25,000 shares of the Company’s common stock. Questek’s only assets were intellectual property rights including a pending patent, trademarks and copyrights. The major asset of Questek was a pending patent on a miniature camera. Questek had no liabilities. The 25,000 shares of common stock issued were valued at $14.20 per share (the quoted pink sheet price on December 4, 2004). Total value of the camera pending patent serial no. 11/012,541 — “Weapon with Illuminator and Camera” at December 31, 2006 is $430,000.
     Stinger Systems filed pending patents; serial no. 10/975,563 — “Weapon and Input Device to Record Information” on October 27, 2004 and serial no. 10/957,301 — “Stun Gun” on September 30, 2004. These pending patents were initiated by Stinger Systems on existing Stinger technology and carry no value at December 31, 2006.
     The Company performed an impairment test in accordance with the guidance provided in SFAS 142, “Goodwill and Other Intangible Assets”, and has determined that no impairment exists on any of the Company’s assets based on the present value of future cash flows generated from Company assets.
     The majority of the assets, other than cash, reported on the balance sheet at December 31, 2006 are related to intangible assets.
Critical Accounting Policies
     We have identified the following policies as critical to our business operations and the understanding of our results of operations. The preparation of these financial statements require us to make estimates and assumptions that effect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. The effect of these policies on our business operations is discussed below where such policies affect our reported and expected financial results.

     Revenue Recognition. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. We recognize revenue when delivery of the product has occurred or services have been rendered, title has been transferred, the price is fixed and collectibility is reasonably assured. Sales of goods are final with no right of return.
     Warranty Costs. We warrant our products against manufacturing defects for a period of one year. As of December 31, 2006, we have had no significant warranty claims on products sold. Once sales of our new stun gun commence, we expect to make an accrual for warranty claims based on our sales.
     Intangible Assets. We have substantial intangible assets. Our estimate of the remaining useful life of these assets and the amortization of these assets will affect our gain from operations. Since we do not have a method of quantifying the estimated number of units that may be sold we have elected to amortize these intangibles over a seven year period beginning in the first quarter of 2005.
     Common Stock Issued for Goods and Services. We have issued our common stock for intangible assets and services received or to be received. The values assigned to such stock issuances effects the amount of recorded assets and the amount of recorded expenses. For stock issued before November 12, 2004, (the Company’s common stock began to be traded in the Pink Sheets on November 12, 2004) we assigned a value of $0.36 to $0.40 per share which approximates the cash received per share for shares sold on September 24, 2004. For shares issued after November 12, we assigned the closing value quoted on the OTC Bulletin Board or on the Pink Sheets as the amount of the recorded asset or expenditure. From May 2005 until November 2005, we incurred $145,000 per month of liquidated damages as part of the registration rights agreement from the December 2004 financing.
     Purchase Accounting. Our purchase accounting policy is to record any acquisitions in accordance with current accounting pronouncements and allocate the purchase price to the net assets. The Company evaluates the fair market values of tangible and intangible assets based on current market conditions, and financial and economic factors. Intangible assets are valued using several cash flow projection models and financial models to establish a baseline for their respective valuations. The Company valued its acquisition of the stun gun technology based on the competitive advantage the technology provides. These competitive advantages are analyzed in relation to the current market and may include valuation techniques, such as the cost to develop the technology, the cost of designing around the claims of the patent or technology, comparable transactions of like-kind patents or technology, and discounted cash flows of future incremental profits that may be generated. The Company valued its intangible assets, including its stun gun technology, utilizing the aforementioned techniques. The Company valued its stun gun technology by comparing current competitor’s revenue and assumed a 10% market penetration of this revenue. We also assumed a factor for the increase in the general use of this stun gun technology, the estimated economic life of this current technology of approximately seven years, and the anticipated profit margins that the Company believed was achievable. The Company’s policy is to expense in-process research and development costs at acquisition.

     Stock Options. We have a stock option plan under which options to purchase shares of our common stock may be granted to employees, consultants and directors at a price no less than the fair market value on the date of grant.
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including stock option grants, based on estimated fair values. SFAS 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), for periods beginning in fiscal year 2006.
     SFAS 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations. The Company adopted SFAS 123(R) using the modified prospective transition method that requires the application of the accounting standard starting on January 1, 2006, without restatement of prior years. Stock options were granted at an exercise price equal to the Company’s stock price at the date of grant.
     Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under the intrinsic value based method, stock-based compensation expense for employee stock options was recognized in the Company’s Consolidated Financial Statements as the difference in the exercise price of the option and the Company’s stock price at the date of grant.
     Limited Trading Market. Until February 22, 2006, the Company’s common stock was only traded on the Pink Sheets. An investment in a security quoted on the Pink Sheets is speculative and involves a high degree of risk. Many Pink Sheet securities are relatively illiquid, or “thinly traded,” which tends to increase price volatility. Illiquid securities are often difficult for investors to buy or sell without dramatically affecting the quoted price. In some cases, the liquidation of a position in a Pink Sheet security may not be possible within a reasonable period of time. Reliable information regarding issuers of Pink Sheet securities, their prospects, or the risks associated with the business of any particular issuer or an investment in the issuer’s securities may not be available. As a result, it may be difficult to properly value an investment in a Pink Sheet security. Pink Sheets is not a securities exchange or a broker-dealer. Pink Sheets is an electronic quotation and information service provided to registered broker-dealers to facilitate efficient transactions in Pink Sheet securities. Investors must contact an SEC registered broker-dealer that is a member of the National Association of Securities Dealers (NASD) to invest in a security quoted on the Pink Sheets. The Company used the Pink Sheet price to determine fair market value at the date of the respective transactions in order to value the transactions to best reflect the financial valuation of those parties involved in the transactions. Since February 23, 2006, our stock has been quoted on the OTC Bulletin Board.

BUSINESS
Overview
     Stinger Systems is in the business of producing and marketing less-lethal electronic restraint products to law enforcement, correctional facilities, professional security and military sectors. Stinger Systems’ products include the Ice-Shield electronic immobilization riot shield, and the Bandit / REACT system, an electronic immobilizing restraint. Stinger Systems’ primary focus is the Stinger projectile stun gun product line. Stinger’s success is largely dependent upon the commercialization of its Stinger projectile stun gun.
     Stinger Systems, Inc. is a Nevada corporation organized on July 2, 1996. Our principal executive offices are located at 2701 N. Rocky Point Drive, Suite 1130, Tampa, FL 33607. The telephone number of our principal executive offices is (813) 281-1061. Our Internet address is www.stingersystems.com. We have included our website address in this prospectus as an inactive textual reference only. The information on, or that can be accessed through, our website is not part of this prospectus. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “STIY.OB.”
Our Business
     Stinger Systems is engaged in the manufacture of electronic stun devices for the control of, and to provide temporary incapacitation of, potentially dangerous persons. Stinger Systems, through its wholly owned subsidiary EDT, produces a variety of control products including Ice Shield, an electrified riot shield, Bandit, a remote controlled or movement controlled electrified wrap used for controlling potentially dangerous detainees in public situations or during transport, and Ultron, a handheld contact stun device used to temporarily incapacitate potentially dangerous individuals. Following is a list of entities that use to some extent one or more of Stinger Systems’ products:

1/1/06- 12/31/06
Sales %
State Departments of Corrections	26%
Federal Bureau of Prisons	2%
US Marshals	4%
County Law Enforcement Agencies	34%
Various Police Departments and Misc	34%
     Substantially all of the sales of our wholly owned subsidiary EDT were made to the law enforcement and correctional sectors. In August 2007, Stinger merged with EDT, its wholly owned subsidiary, with Stinger surviving the merger. While Stinger Systems markets its projectile stun weapon broadly to the police, correctional, professional security and military sectors, our success will be heavily dependent on a positive reception by the law enforcement community.
     The Company began extensive design modifications of its four dart Stinger projectile stun weapon in October of 2004. The modifications began with an exterior redesign to change the size and look of the gun. The goal was to give Stinger the feel and size of a traditional firearm, and have a unique look so that the Stinger would not be confused with a traditional firearm. After the design was essentially completed, mold design and redesign of the electronics began. The electronics needed to be reduced to incorporate an overall smaller electronics package than the predecessor gun and to implement additional features. These features were, data capture of the date, time, ambient temperature, how long the gun was fired, and how many cycles it was fired. In addition, the Company wanted to offer an automatic shut-off after five seconds and a visual LED or LCD display.
     On March 20, 2005 the Company began limited production of the four dart Stinger projectile stun weapon. The Company quickly realized inefficiencies in the design and production process which required correction. Inefficiencies included: the mold design; electronics design, the camera mount, ammunition cartridges, and assembly process. In October 2005, the Company announced initial sales and volume production of the Stinger projectile stun gun. In the fourth quarter of 2005, the Company began commercial production, and based on feedback received, the Company decided to make certain modifications to the four dart Stinger model. The Company continued to make modifications to its projectile stun weapon, changed the name of this product to the Stinger S-400, and commenced volume commercial production and shipment of the modified Stinger S-400 in the second quarter of 2006. Although the features of the Stinger S-400 were well received, the size of the weapon was deemed too large. Additionally, after assessing the Stinger S-400’s production inefficiencies, and receiving feedback from the market that demanded a smaller, more compact stun weapon, management decided to discontinue its production and manufacturing of this product. This decision also considered the impact of the research and development efforts of our new projectile stun weapon that was being introduced. The Company may utilize the Stinger S-400 four dart technology, namely its Quadrashock technology, in future models of the projectile stun weapon.
     Concurrently, the Company invested its research and development resources in its new two dart projectile stun weapon, called the Stinger S-200, to directly compete with other two dart projectile stun weapons on the market. The engineering efforts during the 2006 fiscal year have developed a state-of-the-art stun gun that includes features that are desired by the end-users and an advanced technology.
     The Company plans to mass market and introduce its new flagship model, the Stinger S-200, in the marketplace in fiscal year 2007. The Company’s ability to generate future revenues is dependent upon the overall market reception of the Stinger product line and the volume of production and sales that the Company is able to generate. It may be the case that further modifications of the Stinger product line projectile stun gun will be required.
     The Company will market the Stinger product line projectile stun gun primarily to the law enforcement community, correctional officers, and to the military. While the Company will continue to sell its Band-It, and Ice Shield products, the success of the Company rests solely on the success of the Stinger product line. As of December 31, 2006, the Company has had over 1,000 individual evaluation requests for the Stinger product line from police departments and correctional facilities of various sizes. The Company cannot forecast how many of these requests will result in actual orders or forecast the size of these orders.
     Because the Stinger product line utilizes primers to propel its darts, the Stinger product line is classified as a firearm under the Gun Control Act of 1968 (GCA), 18 U.S.C. Section 921(a) (3).

Therefore, only companies that carry Federal Firearms Licenses can sell the Stinger projectile stun weapons.
     The Company’s success will be dependent upon its ability to attract high quality distributors and manufacturer’s representatives to market its products. To date, the Company has been able to attract distributors and manufacturer’s representative groups with a solid track record selling firearms to the law enforcement, correctional, and/or military community. As these contracts do not require minimum order quantities, the Company is unable to provide forecasts as to the number of Stingers it anticipates selling. Currently the Company has contracts with thirteen (13) U.S. distributors, twenty (20) International distributors, and two (2) U.S. manufacturers’ representative groups. The Company has provided training all its U.S. distributors and manufacturers representatives in the use of its products.
     The Company also intends to sell the Stinger product line internationally. The Company continues to obtain all the necessary export licenses to sell its products internationally. The Company cannot anticipate when its products will be able to be sold internationally and can give no assurances that international sales will be successful. Additional costs associated with international sales are negligible and are mainly attributable to processing costs, financial institution charges, and fees to obtain export licensing.
Our Products
Stinger S-200 Two Dart Projectile Stun Guns
     The Stinger S-200™ is a revolutionary new two-dart electronic projectile stun device. Stinger surveyed many individuals from the law enforcement community to create a state-of-the-art product that incorporated useful strategic features yet feels and looks like a tactical weapon, not a toy.
     Features include an ambidextrous button to release the cartridge, much like a typical firearm. This allows an officer to quickly reload without putting their hand in front of a live weapon. Other features include off-the-shelf batteries, a manual trigger which allows an officer to control a situation rather than wait for 5 seconds even if the subject complies immediately (this also may reduce the litigation risk for the officer), and a recessed bolt safety which cannot possibly break off. Other great features that were on an officer’s “wish list” include a recessed cartridge so they would be protected from falling off in a holster, a fight, or from vibration from motorcycles. Size of course was vital, so Stinger Systems™, made sure that the barrel height of the S-200™ was roughly equivalent to the Taser® X26. The feature-full, safety-conscious product also comes with a one year guarantee and is priced significantly less than the Taser® X26.
     SmartStun Quantum Flyback Technology™ provides a host of benefits over previously deployed older stun gun technology. Some of those are hidden from view of the final user. For instance, being able to automatically adjust the pulse width and pulse rate permit the use of a smaller high voltage transformer and a more controlled discharge of the energy stored in a capacitor bank.

     The marketplace has been marred by allegations that the high-voltage pulses of current police force stun guns can occasionally cause death. Yet, on the other hand, complaints from police that some individuals can fight through the muscle agony and still attack the officer suggest that higher pulse energy is needed. Other stun gun companies appear to be using higher levels of alternating current output to prevent attacker fight-through.
     Stinger Systems™ believes a better approach, if possible, would be to keep the pulse energy the same or possibly lower but design the neuromuscular-incapacitation voltage waveform (NMIW) for greater neuronal cramping efficiency.
     A novel variation of old technology may provide just that approach: Quantum Flyback Technology or QFT™. The availability of new high-energy switching transistors is permitting the deployment of a new breed of stun gun — one which essentially obsoletes prior gun technology. The new S-200™ stun gun is spearheading this new technology which promises greater safe knock-down power. The gun’s electrodes deliver high-voltage energy in a precisely controlled series of energy packets or “Quanta”. The electronics delivers these energy quanta from a so called “Flyback” transformer circuit. Hence the name, Quantum Flyback Technology.
     When in use, each energy packet has a dual personality: if the gun’s electrodes have not yet hit a target, the energy quantum “flies back” to over 63,000 volts creating a commanding electrical spark — one which penetrates clothing easily. Yet once the “target” is contacted, the energy quantum delivers NMIW voltage and current very efficiently. Series of quantum pulses are delivered first as ionizing spark energy and then as a more immobilizing, lower-voltage, higher-current energy quanta once on target.
     A novel feature of QFT™ is the ability to tailor the energy delivery sequence to more thoroughly incapacitate nerve tissue with less total energy being delivered. To more effectively lock-up muscle tissue, the applied incapacitating pulse energy should last between 150 microseconds and 250 microseconds. QFT™ adjusts its energy delivery width to 180 microseconds. Further, nerve tissue has a recovery period (depolarization and refractory period) of approximately 4000 microseconds. By emitting a second quantum energy burst that period of time later, the muscles become hopelessly overloaded and fatigued very quickly — yet with less total pulse energy than a conventional stun gun. The Stinger S-200 is currently priced at $699.
Stinger S-400 Four Dart Projectile Stun Guns
     The Stinger S-400™ stun gun is an electro-stun device that utilizes recessed cartridges to shoot either two or four darts at targets up to 22 feet away. Because the Stinger S-400™ is a four dart system, target attainment is more likely than a two dart gun. Organizations like sheriffs departments, corrections, and SWAT may desire a product with greater target attainment capabilities but would be somewhat larger than a traditional duty belt projectile stun weapon like the Stinger S-200™.
     The Stinger S-400™ has a patented firing process that allows a more consistent dart spread than a traditional two dart system. The user simply loads one or two cartridges into the gun, aims the laser guide at the intended target and pulls the trigger. The charge accurately propels darts connected to the gun by thin, insulated wires, and upon contact a pulsed electrical current is passed through the subject. The electrical charge temporarily impairs the subject’s ability to control muscles dropping the subject to the ground and rendering him/her harmless to the user, surrounding people, and themselves.
     Electricity always works on what is called a circuit principle. Meaning that one dart is a positive charge and another is a negative charge. You always need at least one positive and one negative dart to hit a subject to create circuit or path for the electricity to flow. The patented Stinger S-400™ four dart systems allows a greater chance to create that circuit because it has more darts firing. Even if all four darts hit a subject, there is not an increase in voltage or amperage.
     The electricity “pulses” for only a few hundredth of a second. The generated pulses project a frequency into the neuromuscular system of a subject and temporarily interrupts voluntary muscle control. As opposed to a direct current shock where the voltage and amperage remains constant over a period of time, a pulse delivers a set voltage and amperage upon initial contact, and then delivers electricity intermittently through the pulses, lessening the chances of fatal electrical contact and is less-lethal.
     Quadrashock™ Technology allows an officer to deploy 4 darts simultaneously with the ability of all 4 darts striking an offender at 21 feet. This allows better target attainment in that the Stinger S-400™ gives you the chance to complete 2 different circuits in case of a miss with one of the darts. When 4 darts strike an offender it drastically increases the amount of muscular contraction and the incapacitation of the offender. It does not however increase the voltage through the body. The Stinger S-400 is currently priced at $599.
     As of December 31, 2006, the Company decided to discontinue the production and marketing of the four dart Stinger S-400™ model.
     TruVu Gun Camera
     Stinger Systems offers the option of video and voice capture through Stinger Systems’ patent-pending TruVu camera that provides an impartial fact witness of the situation and manner in which a weapon has been used. The Company is working on engineering the TruVu camera to accommodate the Stinger S-200 model stun gun. The TruVu camera is currently priced below $200.
     Ice-Shield Electronic Immobilization Riot Shield
     The ICE Shield™ is an electrified riot shield designed to provide added protection for police, corrections and military personnel in hazardous crowd control situations. When you need true crowd control and protection, the Ice Shield™ is necessary. The product is currently in use by numerous organizations including the New York City DOC and Riker’s Island.
     Utilizing Stinger Systems’™ electronic incapacitation technology, the shields are constructed of 1/4” polycarbonate Lexan® and feature 9 sparking display points on the front to provide a visible deterrent. The power shield can be used as a traditional riot shield, or the operator can simply push a switch on the shield’s handles to activate a non-lethal, immobilizing contact-shock. Applications to date have centered on hazardous crowd control, civil disturbances, prison disturbances and forced cell entries.
     When activated, the generated pulses of electricity into the subject’s neuromuscular system and temporarily interrupt voluntary muscle control. An application interrupts the tiny neurological impulses that normally travel through the body to control and direct voluntary muscle movement.
     The ICE Shield™ is available in either standard (20” x 36”) or Full Body/Institutional (24” x 48”) sizes, as well as in both Convex and Concave styles. This product is currently priced at $575 and $595, respectively.
     Bandit / The R-E-A-C-T System, an Immobilizing Electronic Restraint
     The Band-It™ (Remote Electronically Activated Control Technology (REACT)) has been used on tens of thousands of prisoners nationwide by local law enforcement agencies and federal agencies including the Federal Bureau of Prisons and the U.S. Marshals. The Band-It™ serves as a deterrent and is designed for the safe, effective movement of inmates by providing the greatest security available without the use of potential lethal force.
     The Band-It™ is a prisoner restraint system that is comprised of a universal sleeve which is placed either on a prisoner’s leg or arm and a RF transmitter held by a law enforcement official. If a prisoner tries to flee, the sheriff or bailiff can remotely activate the Band-It up to 150 feet away. Electrical impulses are then disbursed on the prisoner incapacitating his or her muscles.
     The Band-It™ is powered by a Nickel Metal Hydride rechargeable battery pack which is capable of being recharged up to 500 times. The Band-It™ is made of rugged material which may be worn over or under clothing and will not interfere with a prisoner’s ability to sit or write. Features include a remotely activated alarm on the Band-It™ warning the prisoner to comply before activation is necessary. The Band-It™ also contains a mechanical tether cord which is fixed in place while a prisoner is seated. If the prisoner tries to flee, the cord is detached from the unit and the Band-It™ will be activated. The ultimate performance of an electronic incapacitation device (EID) is dependent on the ability of the device to affect the electrical system of the body. To achieve this, the distance between contact probes becomes a critical factor. The shorter the distance between the probes, the less the impact on the body’s system. The Band-It™ stun package was designed with a 2.5” or more to permit more contact area upon the subject.
     When the activator switch is depressed, electricity flows into muscular tissue of the suspect at a predetermined pulse rate frequency. This typically temporarily incapacitates the subject’s muscles allowing security personnel to contain the situation. The mind has limited ability when focusing upon a task or objective. In order to achieve a goal, the body and mind must be working together as a team. An individual bent on escape or a spontaneous outburst requires focus and also sustains an adrenaline rush. Thus, such focus is destroyed when the device is actually activated. When an individual challenges the Band-It™, he/she is challenging the body’s ability to cope with an outside stimulus of mind-altering force. Should an individual be able to “walk off” the effects of an application, any other objective becomes a moot point and unattainable because the entire focus is on the force of the device.
     The Band-It™ may be worn in eight (8) places on the body over or under clothing. This device maintains 100% contact with the skin or clothing without having to constantly tighten it. The Band-It™ may be triggered either manually by the remote or automatically if the subject/suspect tries to get up and deactivates the tether. This product is currently priced at $875.

Patents and Patent Applications Owned by Stinger Systems
(Refer to Intangible Assets section of Management’s Discussion and Analysis of Financial Condition and Results of Operations for additional information)
Stun Gun Cartridge with Electrical Primer

Title:	Cartridge for a Projectile Stun Gun

Serial No.:	11/690,072

Filing Date:	March 22, 2007

Status:	Patent Pending

Subject:	The cartridge includes a housing defining an exterior surface; a dart assembly including a barb adapted to temporarily attach to a target, a wire having a first end fastened to the barb and a second end coupled to the exterior surface of the housing, and a propellant adapted to propel the barb; and an electrical primer adapted to ignite the propellant. The removable cartridge has been specifically designed for a projectile stun gun and, even more specifically, to be easily attached to and removed from a projectile stun gun.

TruVuTM video/audio capture

Title:	Weapon And Input Device To Record Information

Serial No.:	10/975,563

Filing Date:	October 27, 2004

Status:	Patent Pending (Response to Non-Final Office Action Entered and Forwarded to Examiner)

Subject:	The system includes a weapon, an input device to record information, a memory device to store recorded information, and a security device to inhibit unauthorized tampering of the recorded information.

Title:	Weapon With Illuminator And Camera

Serial No.:	11/012,541

Filing Date:	December 14, 2004

Status:	Patent Pending (4 months to first Office Action)

Subject:	The system includes a weapon, an illuminator, a camera to record information, a memory device to store recorded information, and a security device to inhibit unauthorized tampering of the recorded information.

Manual Trigger with Indicating and Disabling features

Title:	Stun gun with low battery indicator and shutoff timer

Patent No.:	5,193,048

Issue Date:	March 9, 1993

Serial No.:	07/516,120

Filing Date:	April 27, 1990

Status:	Issued (12th year maintenance fee paid)

Subject:	In one embodiment, the electrical shock device includes a housing containing a power supply and an electronic circuit, a trigger means on the housing for selectively connecting the power supply to the electric circuit when in a first position, and a low power source indicating means for indicating the trigger means operated in the first position for a first predetermined time period. In another embodiment, the electrical shock device includes a housing containing a power supply and an electronic circuit, a trigger means on the housing for selectively connecting the power supply to the electronic circuit when in a first position, a means for disabling the electronic circuit when the trigger means is continuously operated in said first position for a first predetermined time period.

QuadrashockTM dart arrangement

Title:	Stun Gun

Serial No.:	10/957,301

Filing Date:	September 30, 2004

Status:	Patent Pending (Response to Non Final Office Action Mailed)

Subject:	The stun gun of one embodiment includes: a first dart coupled to a tether and positioned to be propelled along a first trajectory, a second dart coupled to a tether and positioned to be propelled along a second trajectory divergent to the first trajectory, and a third dart coupled to a tether and positioned to be propelled along a third trajectory substantially parallel to the first trajectory. The stun gun also includes a power source having opposing charges and an activation circuit. The activation circuit is adapted to selectively connect one of the opposing charges to the first dart and connect the other of the opposing charges to the second and third darts.

Ultron® II hand held contact stun device

Title:	Electronic Restraint Weapon

Patent No.:	Design 323,870

Issue Date:	February 11, 1992

Serial No.:	07/367,500

Filing Date:	June 16, 1989

Status:	Issued

Subject:	The ornamental design for the Ultron® II hand held stun device.

Patents and Patent Applications Licensed by Stinger Systems

QuadrashockTM dart arrangement

Title:	Method and apparatus for implementing a two projectile electrical discharge weapon

Patent No.:	6,575,073

Issue Date:	June 10, 2003

Serial No.:	09/569,431

Filing Date:	May 12, 2000

Status:	Issued (4th year maintenance fee due by 06/11/2007)

Subject:	An electrical discharge weapon that selectively propels wire-tethered electrode darts toward a live target for imparting an electrical shock. The weapon includes a receiver and two ammunition chambers spaced apart. Each chamber has electrodes for activating propulsion of a tethered dart. The ammunition chambers being formed in a portion detachable from the receiver.

Band-ItTM restraint

Title:	Remotely activated electrical discharge restraint device using biceps’ flexion of the leg to restrain

Patent No.:	5,841,622

Issue Date:	November 24, 1998

Serial No.:	09/018,268

Filing Date:	February 4, 1998

Status:	Patent Expired Due to Non-payment of Maintenance Fees – Revival of the patent is being considered

Subject:	A remotely activated electrical discharge restraint device configured for attachment to a human body. The device includes: an electrical circuit for generating a selected high voltage signal; a housing for containing the circuit and attaching the circuit to a human body; a first contact connected to the circuit and available exterior of the housing for contacting a first location on a human body; and a second contact connected to the circuit and available exterior of the housing for contacting a second location on a human body. The respective positions of and spacing between the first and second locations being selected to induce involuntary flexing contractions of the biceps of both legs upon transfer of the signal to the human body.
Description of the Patent Process
     The patent process is commenced by filing a patent application with the U.S. Patent and Trademark Office (“USPTO”). If the USPTO determines that the patent application has included the required parts (such as a government filing fee), the USPTO mails an Official Filing Receipt and places the patent application in their examination queue (sometimes more than two years long).
     At the top of the queue, the USPTO examines the patent application, searches for disclosures on similar inventions, and issues either a rejection or an allowance. Most patent applications are initially rejected. The applicant is given time to amend and argue the scope of the protection on the invention with the USPTO. This period can often take more than one year.
     If and when the USPTO and the applicant reach an agreement on the claim scope, the USPTO issues a patent. Before the issuance of a patent, the applicant has no patent rights in the claimed invention. After the issuance of a patent, the applicant has the right to exclude others from making, using, selling, and importing the claimed invention in the United States for a period of twenty years from the filing of the patent application.
     Utility patents must be maintained by filing maintenance fees with the USPTO at certain intervals. A utility patent will expire for failure to pay such maintenance fees, but may be revived within a certain period by filing a petition and fee.
Marketing and Competition
     Stinger Systems markets its products primarily to the law enforcement, correctional, professional security and military sectors. Orders are received from both end-users and from authorized representatives and distributors. Stinger Systems’ marketing strategy is to engage the services of manufacturing representatives and distributors that specialize in Stinger Systems’ industry. The Company has contracted with distributors and representative groups across the United States as well as several foreign countries. Stinger Systems employs a number of inside sales associates to coordinate sales activities with the distributors and representative groups as well as present directly to our end customers when necessary.
     Stinger Systems is not aware of any companies with meaningful market share offering products that compete with its Ice Shield or Band-IT products. The Company has no reliable data on market share for any of these products. Therefore, the Company has no significant marketing plans for this product and only provides it as an additional offering for our customers.
     Stinger System’s primary competitor in the projectile stun gun market is Taser International, Inc., a publicly held corporation that is substantially larger and has a history of successfully accessing capital markets. Taser is the dominant firm in Stinger Systems’ industry. Stinger Systems also expects to compete with Law Enforcement Associates which has announced its own plans to introduce a projectile stun gun.
     The Company believes the Stinger product line projectile stun guns offer many advantages over the X-26 and M-26 projectile stun guns produced by Taser International, Inc., but can make no assurance of their validity. See the product overview for a more detailed description of the Company’s products.
Government Regulation
     The Stinger product line projectile stun guns uses primer charges to propel the dart wire system to the target. The use of primer as a propellant classifies the Stinger product line as a hand gun and as such, the manufacture, distribution and sale of the gun, is regulated by the Bureau of Alcohol, Tobacco and Firearms (ATF). Some states, cities, and municipalities have outlawed the use of stun guns either entirely or in part. It is not clear which regulations will affect Stinger Systems’ product as it will be treated as a hand gun. Since the Stinger projectile stun gun is considered a hand gun by the ATF, it must be manufactured in a secure environment at an ATF approved site, serial numbered, documented appropriately, and shipped in accordance with all applicable regulations.

     Stinger Systems employs a designated individual for the Stinger product line projectile stun gun to meet ATF requirements by coordinating production reviews and maintaining shipping and tracking logs. We anticipate the added production costs associated with meeting ATF regulations to be negligible per gun. We do not expect any material costs to be burdened by the Company associated with regulatory compliance for product shipping.
Research and Development
     Stinger Systems spent approximately $650,000 in research and development during the twelve months ended December 31, 2006. Several studies have been undertaken to determine the optimum electronics for the Stinger product line projectile stun gun as well as maximizing the effectiveness of the contact arc. We anticipate ongoing studies of electrical designs for the existing weapons, as well as future generation releases.
     In addition, in 2006 Stinger Systems announced the results of an extensive five-month test of the Stinger S-400 by the Department of Biomedical Engineering at Wayne State University in Detroit, Michigan in which the study concluded Stinger use in physiological models appears to have no serious adverse physiological effects. The test concluded that all effects appear to be transient with full recovery up to four hours post-exposure. The study, ‘“Physiological Effects of the Stinger Conductive Energy Device,” was conducted by a team led by Dr. Cynthia Bir, Associate Chair of Wayne State University’s Biomedical Engineering department. The study was conducted between July 1, 2005 and December 31, 2005. Wayne State’s Biomedical Engineering department and Dr. Bir are both recognized as leaders in research regarding non-lethal munitions. Dr. Bir is a noted speaker and lecturer on the topic of non-lethal munitions and blunt trauma.
     The independent study was funded by a grant from the Company to evaluate the effect of the Stinger on the cardiovascular system. “Although the overall theme is that conductive energy devices currently being fielded are relatively safe, concerns related to the vulnerable population have been raised. Recently, several deaths following application of CED devices have raised serious questions regarding the safety of these devices,” the report states. The results from the study at Wayne State did not include tests of Taser’s conductive energy device. The study noted the Taser varies from the Stinger “in a variety of ways including: the use of four versus two darts, energy per pulse, peak power output, average power output and voltage.”
     In order to properly evaluate the Stinger conductive energy device, Wayne State designed research to study cardiac markers in animals, including carbon dioxide pressure, blood lactate, cardiac output, and the cardiac marker Troponin 1. Previously, the use of the cardiac marker Troponin 1 has not been studied in laboratory animals. However, in humans it is used in a clinical setting to determine heart damage. The change in Troponin along with ECG and other tests are used to indicate cardiac damage. After reviewing all the data for the parameters studied, the report concluded, “The Stinger appears to have no serious adverse physiological effects. All effects appear to be transient, with full recovery up to four hours post-exposure.”

History
     Stinger Systems was organized under the laws of the State of Nevada under the name United Consulting Corporation on July 2, 1996. United Consulting Corporation was formed for the purpose of developing business plans for emerging companies. After developing a business plan, United Consulting Corporation intended to provide business consulting services to the management of the company for the purpose of executing the business plan. The business plan development and subsequent business management consulting services were not limited to any particular industry. United Consulting Corporation attempted to establish its own business plan but ultimately failed and never succeeded in conducting viable business operations. Accordingly, not long after its formation, United Consulting Corporation existed only as a dormant corporation. At the time of its acquisition of Electronic Defense Technologies, LLC (“EDT”), it was dormant and was engaged in the business of seeking out a business combination with an operating company. It changed its name to Stinger Systems, Inc. on September 27, 2004. Stinger Systems has never been in bankruptcy, receivership or any similar proceeding. Prior to the acquisition of Electronic Defense Technology, LLC by Stinger Systems, there was no relationship between the officers and directors of Stinger Systems, EDT Acquisition, LLC and Electronic Defense Technology, LLC.
     On September 24, 2004, EDT Acquisition LLC, a Michigan limited liability company owned and formed by Robert Gruder and T. Yates Exley, for the sole purpose of acquiring a controlling interest in EDT, acquired a 95% interest in EDT, an Ohio limited liability company. EDT was formed in January of 2000 as a single member LLC for the purpose of manufacturing and marketing electronic restraint products to the law enforcement and correctional sectors. EDT developed several products to serve these sectors. EDT Sales included Powertron (now called Stinger), Band-It, Shield, Ultron II and training manuals. However, it continued to incur operating losses through the date it was acquired by EDT Acquisition, LLC in September of 2004. The business purpose for the acquisition of EDT was to accelerate the Company’s entrance into the electronic restraint market and acquire technology and patents necessary for the Stinger projectile stun gun business. The interest was acquired in exchange for $250,000 in cash and a $200,000 note payable on or before March 24, 2006 from EDT Acquisition, LLC. The 95% interest in Electronic Defense Technologies, LLC together with the remaining 5% interest in the same company was then transferred on the same day to Stinger Systems in exchange for the issuance by Stinger Systems of 9,750,000 shares of Stinger Systems’ common stock. In connection with the transaction, 10,000,000 shares of Stinger Systems that had been issued and outstanding previously was returned to Stinger Systems for cancellation. This transaction transferred control of Stinger Systems to Robert Gruder and T. Yates Exley. Mr. Gruder is Chief Executive Officer and Chairman of the Board of Directors. Mr. Exley is a member of the Board of Directors. Mr. Gruder’s portion of the shares of Stinger Systems formerly held in EDT Acquisition, LLC have been distributed by EDT Acquisition, LLC and are held by him directly.
     EDT was formed in January 2000 to manufacture and market non-lethal electronic restraint products to the law enforcement, correction and professional security sectors. Its principal products included a hand held stun weapon, an electric riot shield and an electric wrap used to control potentially dangerous persons/prisoners during transport or in court rooms. From January 2000 to the acquisition, EDT did final assembly of these products and sold them to the law enforcement, corrections and professional security sectors. In early 2003, EDT began development of a projectile stun gun and developed models of the gun for study and testing. The first sales of the projectile stun gun occurred in 2004. In August 2007, Stinger merged with EDT, its wholly owned subsidiary, with Stinger surviving the merger.
Legal Proceedings
     The Company has been responding to an investigation by the Securities and Exchange Commission (“SEC”), which commenced in December 2004. In connection with the investigation, the Company has received a “Wells Notice” from the SEC indicating that the staff intends to recommend that the SEC institute an action against the Company, alleging that the Company violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and Sections 5(a), 5(c), and 17(a) of the securities Act of 1933. The proposed allegations relate to purported representations that the Company made about one of the Company’s products regarding when the Company would be shipping the product, the product’s status with the Bureau of Alcohol, Tobacco, and Firearms, the performance of the product, and where the Company’s stock was trading. The allegations further related to the lack of registration for sales of stock in late 2004, made by three individuals who were not officers, directors, or employees of the Company. Under the Wells process established by the SEC, the Company has been provided an opportunity to respond in writing before the staff makes a formal recommendation to the SEC regarding any action. The Company has responded to the Wells Notice and is fully cooperating with the SEC to resolve this matter as promptly as practicable. A judgment from this action adverse to the Company’s interests could jeopardize our business operations and exhaust the Company’s cash reserve and investors may lose their entire investment.
     The Company is involved in litigation with its insurer, USF Insurance Company (USF), in which USF filed a case against Stinger Systems (Case No. 3:06-Civ-302-K) in the United States District Court for the Western District of North Carolina, Charlotte Division. In the suit, USF seeks to recover a payment paid by USF on our behalf in connection with the settlement of a prior litigation, together with interest and attorneys fees and costs. Stinger has brought a counterclaim against USF to recover amounts expended in defending the prior litigation, as well as attorney’s fees and costs with respect to the USF action. In October 2007, the Company reached a settlement with USF. The Company incurred no financial liability to USF in connection with the settlement.
     On January 9, 2007, Taser International, Inc. filed a complaint against Stinger Systems, Inc. that alleges patent infringement, false advertising, and patent false marking in its case, Taser International, Inc. v. Stinger Systems, Inc., in United States District Court for the District of Arizona, Case CV-07-0042-PHX-DGC. The case is also seeking an unspecified amount of punitive damages. Absent modification or other unexpected event, the Company will incur no legal fees for its defense in this case as the Company’s attorney has agreed upon entry of appearance to act as its attorney in the case without fee. An adverse outcome in this action may have a material adverse effect on our business and results of operations.
     On December 17, 2004, Taser International filed a case against Stinger Systems, Inc. and its Chief Executive Officer, Robert Gruder. Case Number 3:04CV620K styled Taser International, Inc. v. Stinger Systems, Inc. and Robert F. Gruder, pending in the United States District Court for the Western District of North Carolina. The lawsuit between Taser International and Stinger Systems has been settled. Due to the confidentiality agreement entered into between the parties, the parties are prohibited from disclosing any of the terms of the settlement. As a result of this settlement, each party’s claims against the other were voluntarily dismissed.

MANAGEMENT
Directors and Executive Officers
     Set forth below is certain information with respect to our executive officers and directors as of August 30, 2006:

Name	Age	Position
Robert F. Gruder	48	Chief Executive Officer and Chairman
T. Yates Exley	46	Director
Andrew P. Helene	46	Director
Robert F. Gruder — Chairman and CEO of Stinger Systems, Inc. Mr. Gruder is co-founder of Stinger Systems, Inc. Prior to founding Stinger Systems, Mr. Gruder was an independent investor since September, 2002, managing his personal portfolio. For the three years prior thereto, he was Chairman and Chief Executive Officer of Information Architects Corporation a public company traded on NASDAQ. Mr. Gruder has over 15 years of experience in the technology industry. Mr. Gruder holds no outside board affiliations.
T. Yates Exley — is a member of our board of directors. Mr. Exley is co-founder of Stinger Systems, Inc. and served as our Chief Financial Officer until April 2005. Mr. Exley is currently a Managing Director at Merriman Curhan Ford & Company in San Francisco, California. Before Stinger Systems, Mr. Exley worked as an independent financial consultant for the prior two years. Before that, he worked for Wachovia Securities for three years. Mr. Exley obtained a Masters in Business Administration from the Wharton School of Business at the University of Pennsylvania. He has over 15 years of experience in investment and commercial banking. Mr. Exley holds no outside board affiliations.

Andrew P. Helene — is a member of our board of directors and the audit committee. He is an independent director. He has been Vice President, TD Banknorth, N.A. since 2004. From 2002 to 2006, Mr. Helene worked as an editor for academic and on-line content, and as a consultant for internet based academic websites. Mr. Helene has over 15 years experience in commercial and investment banking. Mr. Helene graduated from Williams College and holds a Masters degree in Business Administration from Columbia University and a Masters degree in International Studies from Johns Hopkins University. Mr. Helene has no outside board affiliations.
Section 16(a) Beneficial Ownership Reporting Compliance
     The Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities to file reports of ownership of our equity securities and to furnish these reports to us. Based solely on a review of such reports, the Company believes that these persons and entities filed all the reports required by the Securities Exchange Act of 1934 on a timely basis, except that Mr. Gruder filed one late Form 4 in February 2007.
Code of Ethics
     The Company intends to adopt a Code of Ethics for all its directors, officers and employees in the near future, but has not adopted a Code as of the date hereof. When adopted, the Code will be available electronically on the Company’s website at “Investor Relations” at www.stingersystems.com or you may request a copy from the Company by writing to us at 2701 N. Rocky Point Drive, Suite 1130, Tampa, Florida 33607.
Executive Compensation
Compensation Discussion and Analysis
Overview
     Our Board of Directors is responsible for evaluating and determining the compensation of all of our executive officers, including the senior executive officers who are named in the Summary Compensation Table of this prospectus (our “Named Executive Officers” or “NEOs”). The Board of Directors believes that given the size of the Board and the number of executives, that it can make appropriate compensation recommendations for the Company without the need for a separate compensation committee.
     Our compensation policy was designed to develop and foster the continued growth of the management team best suited to our operations, and to ensure that their compensation was appropriately linked to the long-term creation of value for our stockholders. We typically grant equity compensation with relatively long vesting thresholds in order to keep an emphasis on long-term growth. We also provide annual compensation that rewards our NEOs for success over a shorter period.

Our NEO Compensation Reflects our Core Values
     The ultimate objective of our NEO compensation program is to increase stockholder value by fostering the management environment that will best develop our business. As a result, we structure our executive compensation programs to serve two principal objectives:
•	Attract, motivate, and retain executives of outstanding ability and potential. We believe that our success depends on our ability to attract and retain the management team that will cultivate the highest levels of performance, service and integrity.

•	Maintain an appropriate relationship between executive compensation and the creation of stockholder value. We strive to provide compensation packages that will reward exceptional service to our Company. We include components of both annual and long-term compensation to reflect our determination to keep management invested in our short-term success and our long-term growth.
Annual Compensation
Base Salary
     We do not have employment agreements with any executive officer. All NEO salaries are set by the Board of Directors based on their skills, experience, level of responsibility, and individual accomplishments. The Board of Directors also considers typical compensation levels paid by other companies in our industry to individuals with similar credentials. The Board of Directors confers with our chief executive officer when setting base salaries for the other NEOs.
Incentive Bonus
     The NEOs are eligible to receive discretionary cash bonuses based on their performance during the prior fiscal year. These bonuses are set by the Board of Directors or in consultation with our chief executive officer. All of these bonuses are designed to reward superior corporate performance, exceptional personal contributions, or a combination of both factors. Typically, bonuses are awarded by reference to our overall financial performance.
     The Board of Directors and/or chief executive officer elected not to grant any bonus to any of the NEOs due to our financial performance during 2006.
Benefits
     We provide additional benefits to our NEOs in order to remain competitive with compensation packages available in our industry generally and foster an attractive working environment. In many cases, these benefits are identical or substantially identical to those provided to all employees at the same location.

Long-Term Compensation
     We believe that a significant portion of our NEO compensation should be contingent on increases in the market price of our common stock, in order to ensure that our management team remains focused on growth in stockholder value. As a result, we emphasize longer-term equity compensation as a complement to our annual compensation arrangements. Our Stock Option/Stock Bonus Plan permits the grant of stock options, stock appreciation rights, restricted stock, deferred stock, and performance shares. To date, we have only granted stock options and restricted stock to our NEOs under this Plan. We grant options and restricted stock awards with various vesting periods depending on the nature of the award and in order to create a strong incentive for our NEOs to remain part of our management team.
Post-Termination Payments
There are no post-termination payments provided to NEO’s.
Interlocks and Insider Participation
     During the last fiscal year, Robert F. Gruder, the Company’s Chief Executive Officer, participated in deliberations of the Company’s board of directors concerning executive compensation. However, Mr. Gruder did not participate in deliberations regarding his own compensation.
Compensation Report
     The Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended that the Compensation Discussion and Analysis be included in this prospectus.
Board of Directors
Robert F. Gruder
T. Yates Exley
Andrew P. Helene

SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. The Company has not entered into any employment agreements with any of the named executive officers. When setting total compensation for each of the named executive officers, the Board of Directors reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.
     The named executive officers were not entitled to receive payments which would be characterized as Bonus, Stock Awards, Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings, or All Other Compensation payments for the fiscal year ended December 31, 2006.
     Based on the fair value of equity awards granted to named executive officers in 2006 and the base salary of the named executive officers, Salary accounted for approximately 30% of the total compensation of the named executive officers. The table below may reflect less than the full fiscal year salary for individuals who were not employed by the Company for the full fiscal year, and because the value of certain equity awards included below is based on the FAS 123(R) value rather than the fair value, these percentages may or may not be derived using the amounts reflected in the table below.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
Name and				Stock	Option	Incentive Plan	Deferred	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($) (1)	($)	Earnings ($)	($)	($)
Robert F. Gruder	2006	250,000							250,000
Chief Executive Officer & Chairman

David J. Meador (2)	2006	175,000			667,150				842,150
Chief Financial Officer & Corporate Secretary

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2005 Stock Option/Stock Bonus Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)	David Meador’s employment was terminated on August 17, 2007. Mr. Meador has until September 17, 2007 to exercise his options. The options terminate if they are not exercised prior to that date.

GRANTS OF PLAN BASED AWARDS
     The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2006 to our named executive officers:

All Other
									Awards:	Exercise
									Number of	or Base	Grant Date
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Securities	Price of	Fair Value
	Grant		Equity Incentive Plan Awards			Equity Incentive Plan Awards			Underlying	Option	of Stock
	Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	and Option
Name	($)		($)	($)	($)	($)	($)	($)	(#)	($)(3)	Awards ($)(3)
Robert F. Gruder
David J. Meador(4)	1/26/06	(1)							250,000	3.98	666,067
	12/21/06	(2)							50,000	0.55	1,083

(1)	This Option Award will vest 60,000 shares on March 1, 2006, 115,000 shares on October 1, 2006, and 75,000 shares on May 1, 2007.

(2)	This Option Award will vest on June 20, 2007.

(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2005 Stock Option/Stock Bonus Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(4)	David Meador’s employment was terminated on August 17, 2007. Mr. Meador has until September 17, 2007 to exercise his options. The options terminate if they are not exercised prior to that date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2006:

	Option Awards					Stock Awards
Equity
								Incentive	Equity
								Plan	Incentive
								Awards:	Plan
							Market	Number	Awards:
							Value	of	Market or
			Equity			Number	of	Unearned	Payout
			Incentive Plan			of	Shares	Shares,	Value
			Awards:			Shares or	or	Units	of Unearned
			Number of			Units of	Units of	or Other	Shares,
	Number of	Number of	Securities			Stock	Stock	Rights	Units
	Securities	Securities	Underlying			That	That	That	or Other
	Underlying	Underlying	Unexercised			Have	Have	Have	Rights
	Unexercised	Unexercised	Unearned	Option	Option	Not	Not	Not	That Have
	Options (#)	Options (#)	Options	Exercise	Expiration	Vested	Vested	Vested	Not
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)	($)	(#)	Vested
Robert F. Gruder
David J. Meador (1)(3)	175,000	75,000		3.98	01/25/11
(2)		50,000		0.55	12/20/11

(1)	This Option Award will vest 60,000 shares on March 1, 2006, 115,000 shares on October 1, 2006, and 75,000 shares on May 1, 2007.

(2)	This Option Award will vest on June 20, 2007.

(3)	David Meador’s employment was terminated on August 17, 2007. Mr. Meador has until September 17, 2007 to exercise his options. The options terminate if they are not exercised prior to that date.

OPTION EXERCISES AND STOCK VESTED
     None of the Company’s named executive officers exercised any stock options and no restricted stock vested during the fiscal year ended December 31, 2006.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
     There are no potential payments upon termination or change of control provided to NEO’s.

DIRECTOR COMPENSATION
     The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year:

					Change in
					Pension Value
	Fees		Option	Non-Equity	and Nonqualified
	Earned or	Stock	Awards	Incentive Plan	Deferred	All Other
	Paid in	Awards	($)	Compensation	Compensation	Compensation
Name	Cash ($)	($)	(1)(2)	($)	Earnings ($)	($)	Total ($)
T. Yates Exley
Michael Racaniello			58,800				58,800
Andrew P. Helene			58,800				58,800

(1)	The amounts in the Option Awards column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2005 Stock Option/Stock Bonus Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in the footnotes to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)	The Option Awards reported will vest immediately.
     Messrs. Racaniello and Helene each received a 40,000 share option on April 19, 2006. The option vested immediately and has an exercise price of $2.225. In addition, Messrs. Racaniello and Helene each hold options to purchase 20,000 shares of common stock, which are fully vested. Mr. Racaniello resigned from our Board of Directors in June 2007.

EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2006.

Number of
securities
	Number of	Weighted	remaining
	securities to be	average	available for future
	issued upon	exercise	issuance under
	exercise of	price of	equity
	outstanding	outstanding	compensation
	options,	options,	plans (excluding
	warrants and	warrants	securities reflected
Plan Category	rights (1)	and rights	in the first column)
Equity compensation plans approved by security holders	807,000	$3.33	1,193,000
Equity compensation plan not approved by security holders	—		—

Total	807,000	3.33	1,193,000

(1)	Represents shares of the Company’s Common Stock issuable in connection with such equity compensation plans.
Interlocks and Insider Participation
     No member of our Board serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors. There are no family relationships among any of our directors or executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     On September 24, 2004, EDT Acquisition LLC, a Michigan limited liability company then owned by Robert Gruder and T. Yates Exley, acquired a 95% interest in Electronic Defense Technologies, LLC, an Ohio limited liability company. The interest was acquired in exchange for $250,000 in cash and a $200,000 note payable at 4% interest due on or before March 24, 2006 from EDT Acquisition, LLC. The 95% interest in Electronic Defense Technologies, LLC together with the remaining 5% interest in the same company was then transferred on the same day to Stinger Systems in exchange for the issuance by Stinger Systems of 9,750,000 shares of Stinger Systems’ common stock. This transaction transferred control of Stinger Systems to Robert Gruder and T. Yates Exley by virtue of their ownership of EDT Acquisition LLC which held 9,250,000 common shares of Stinger Systems. Mr. Gruder serves as Chief Executive Officer and Chairman of the Board of Directors. Mr. Exley is a member of the Board. Mr. Gruder’s portion of the shares of Stinger Systems formerly held in EDT Acquisition, LLC have been paid out of EDT Acquisition, LLC and are held by him directly. In August 2007, Stinger merged with EDT, its wholly owned subsidiary, with Stinger surviving the merger. It is the responsibility of the Company’s Audit Committee to review all transactions or arrangements between our company and any of its directors, officers, principal shareholders or any of their respective affiliates, associates or related parties.

VOTING SECURITIES AND PRINCIPAL HOLDERS
     As of September 30, 2007, we had 16,452,144 shares of common stock outstanding (excluding certain options, grants and warrants), which are our only outstanding voting securities. The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2007 by:
•    each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;
•    each of our executive officers; and
•    each of our current directors.

	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percentage
Bonanza Master Fund Ltd. 300 Crescent Court, Suite 1740	1,303,500	(1)	7.9%
Dallas, TX 75201
Cannell Capital LLC 240 East Deloney Avenue	2,788,525	(2)	16.9%
Jackson, WY 83001
Robert F. Gruder 2701 N Rocky Point Drive, Suite 1130	4,345,922	(5)	26.4%
Tampa, FL 33607
T. Yates Exley 2239 Forrest Drive	4,615,000	(3)	28.1%
Charlotte, NC 28211
Andrew Helene 307 Main Street	70,000	(4)	*
Hyannis, MA 02653
David J. Meador
2701 N Rocky Point Drive, Suite 1130 Tampa, FL 33607	300,000	(6)	1.8%
Michael Racaniello 1101 Tyvola Road	70,000	(4)(7)	*
Charlotte, NC 28217
All directors and executive officers as a group (5 persons)	9,400,922		57.1%

*	Less than one percent (1%).

(1)	As reported on a Schedule 13G filed on March 28, 2007 by Bonanza Capital, Ltd. Includes 450,000 shares of common stock that may be purchased upon the exercise of warrants. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.

(2)	As reported on a Schedule 13G filed on March 28, 2007 by J. Carlo Cannell and a Form 4 filed by Cannell Capital LLC on February 27, 2007. Includes 1,050,000 shares of common stock that may be purchased upon the exercise of warrants. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.

(3)	Mr. Exley also has a potential minority beneficial interest in 536,000 shares held by Exley Management Services LLC, a company principally owned and controlled by his father. Because Mr. T. Yates Exley cannot control the disposition or the voting of the shares held in this company, they have not been allocated to him as part of his beneficial holdings. Includes approximately 85,000 shares of common stock issuable upon conversion of a convertible promissory note held in trust for the benefit of Mr. Exley’s children.

(4)	Includes 60,000 shares of common stock that may be purchased upon the exercise of options.

(5)	Includes approximately 85,000 shares of common stock issuable upon conversion of a convertible promissory note held by Mr. Gruder’s children.

(6)	Includes 300,000 shares of common stock that may be purchased upon the exercise of options. David Meador’s employment was terminated on August 17, 2007.

(7)	Mr. Racaniello resigned from our Board of Directors in June 2007.

SELLING STOCKHOLDER
     The shares of common stock being offered by the selling stockholder are issuable upon conversion of the Note . For additional information regarding the issuance of the Note, see “Description of Private Placement of Senior Secured Convertible Notes and Warrant” above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the Note and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholder has not had any material relationship with us within the past three years.
     The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the Note and warrants, as of September 30, 2007, assuming conversion of the Note and exercise of the warrants held by the selling stockholder on that date, without regard to any limitations on conversions or exercise.
     The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.
     In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of a portion of the number of shares of common stock that are issuable to the selling stockholder upon the conversion of the Note. This prospectus does not cover all of the shares of common stock that can be issued to the selling stockholder upon conversion of the Note, upon the exercise of the related warrants or as payment of interest on the Note. Because the conversion price of the Note and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.
      Under the terms of the Note and the warrants, the selling stockholder may not convert the Note or exercise the warrants to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Note which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares	Maximum Number of	Number of Shares
	of Common Stock	Shares of Common Stock	of Common Stock
	Owned Prior to	to be Sold Pursuant to	Owned After
Selling Stockholder	Offering	this Prospectus	Offering
Castlerigg Master Investments Ltd. (1)	10,643,330	2,367,641	8,275,689

(1)	Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investment Ltd. (“Castlerigg”) and has shared voting and dispositive power over the securities owned by Castlerigg. Sandell Asset Management Corp. and Thomas E. Sandell, its sole shareholder, disclaim beneficial ownership of the securities owned by Castlerigg.

PLAN OF DISTRIBUTION
      We are registering the shares of common stock issuable upon conversion of the convertible notes to permit the resale of these shares of common stock by the holders of the convertible notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date this registration statement has been declared effective;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
     The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
      We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $30,600 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK
     Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value. As of September 30, 2007, 16,452,144 shares of common stock were issued and outstanding. The outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.
Common Stock
     The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.
Warrants
     As of September 30, 2007, the Company had 2,120,001 warrants outstanding to acquire shares of the Company’s common stock at prices ranging from $0.01 to $7.50 per share.

LEGAL MATTERS
     Certain legal matters in connection with this offering will be passed upon for us by DLA Piper US LLP, Las Vegas, Nevada. These legal matters include that shares of common stock to be sold by the selling stockholders is validly issued, fully paid and non-assessable.
EXPERTS
     Our consolidated balance sheets of Stinger Systems, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006 and 2005, and for the period September 24, 2004 to December 31, 2004 included in this prospectus have been audited by Killman, Murrell & Company, P.C., independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The audited financial statements of our subsidiary Electronic Defense Technology, LLC as of September 24, 2004 and for the period from January 1, 2004 through September 24, 2004 included in this prospectus have been audited by Jaspers + Hall, PC, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus which forms a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission and you should refer to the registration statement and its exhibits for additional information. Our website address is www.stingersystems.com. Unless otherwise stated herein, the contents of our website do not constitute a part of this prospectus or registration statement and our website address is included for reference purposes only and should not be deemed to be incorporated by reference into this or any other of our public filings. Our registration statement, as amended, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to these Reports filed by us with the Securities and Exchange Commission under Exchange Act Section 13(a) or Section 15(d), are accessible free of charge through our website as soon as reasonably practical after we electronically file those documents with, or otherwise furnish them to, the Securities and Exchange Commission. You may read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings with the Securities and Exchange Commission are also available on the Securities and Exchange Commission’s website at www.sec.gov.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
Attention: Investor Relations
Stinger Systems, Inc.
2701 N. Rocky Point Drive
Suite 1130
Tampa, FL 33607
(866) 788-6746
     As previously stated, this prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.
     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm Killman, Murrell & Company, P.C.	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2005	F-3
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005 and for the Period September 24, 2004 to December 31, 2004	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2006 and 2005 and for the Period September 24, 2004 to December 31, 2004	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2006 and 2005 and For Period September 24, 2004 to December 31, 2004	F-8
Notes to Consolidated Financial Statements	F-10

Pro Forma Combined Statement of Operations	F-27

Report of Independent Registered Public Accounting Firm Jaspers + Hall, PC	F-29
Statements of Assets, Liabilities & Member’s Equity as of September 24, 2004	F-30
Statement of Revenue, Expenses & Member’s Equity for the Period January 1, 2004 to September 24, 2004	F-31
Statement of Cash Flows for the Period January 1, 2004 to September 24, 2004	F-32
Notes to Financial Statements	F-33

Consolidated Balance Sheets as of June 30, 2007 (unaudited) and December 31, 2006 (audited)	F-38

Consolidated Statements of Operations for the six months ended June 30, 2007 (unaudited) and June 30, 2006 (unaudited)	F-40

Consolidated Statements of Cash Flows for the six months ended June 30, 2007 (unaudited) and June 30, 2006 (unaudited)	F-41

Notes to Consolidated Financial Statements (unaudited)	F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Killman, Murrell & Company, P.C.
Certified Public Accountants

3300 N. A Street, Bldg. 4,	1931 E. 37th Street, Suite 7	2626 Royal Circle
Suite 200
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Stinger Systems, Inc.
Tampa, Florida
     We have audited the accompanying consolidated balance sheets of Stinger Systems, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006 and 2005, and for the period September 24, 2004 to December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stinger Systems, Inc. as of December 31, 2006 and 2005 and the consolidated results of its operations and its cash flows for the year ended December 31, 2006 and 2005, and for the period September 24, 2004 to December 31, 2004 in conformity with United States generally accepted accounting principles.
     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 16. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Killman, Murrell & Company, P.C.
KILLMAN, MURRELL & COMPANY, P.C.
Houston, Texas
March 30, 2007

STINGER SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
ASSETS

	December 31,
	2006	2005
CURRENT ASSETS
Cash	$121,047	$2,408,556
Accounts Receivable, net of $1,800 Allowance for Uncollectible Accounts in 2006 and 2005	46,978	32,591
Inventories, at cost	292,426	199,765
Prepaid Expenses and Other Current Assets	41,747	653,132

TOTAL CURRENT ASSETS	502,198	3,294,044

EQUIPMENT AND FURNITURE

Equipment and Furniture, net of accumulate depreciation of $52,982 and $14,685 in 2006 and 2005	303,295	353,388

OTHER ASSETS, net of Accumulated
Intangible Assets, net of accumulated amortization of $763,616 and $381,813 in 2006 and 2005	2,339,004	2,720,807
Other Assets	11,496	6,711

TOTAL OTHER ASSETS	2,350,500	2,727,518

TOTAL ASSETS	$3,155,993	$6,374,950

The accompanying notes are an integral part of these consolidated financial statements.
(Continued)

STINGER SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(Continued)
LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,
	2006	2005
CURRENT LIABILITIES
Accounts Payable	$1,375,594	$542,406
Accrued Liabilities	79,341	175,997
Insurance Note Payable	—	267,635
Notes Payable-Related Party	962,500	62,500

TOTAL CURRENT LIABILITIES	2,417,435	1,048,538

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common Stock, $0.001 Par Value; 50,000,000 Shares Authorized, 15,068,500 and 14,993,500 Shares Issued and Outstanding at December 31, 2006 and 2005, respectively	15,069	14,994
Additional Paid-In Capital	25,945,830	24,227,414
Retained Deficit	(25,222,341)	(18,915,996)

TOTAL STOCKHOLDERS’ EQUITY	738,558	5,326,412

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,155,993	$6,374,950

The accompanying notes are an integral part of these consolidated financial statements.

STINGER SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

			For the Period
			September 24, 2004
	Year Ended	Year Ended	to December 31,
	December 31, 2006	December 31, 2005	2004
SALES	$454,454	$469,997	$63,306
COST OF PRODUCT SOLD	661,792	609,279	51,686

GROSS (LOSS) MARGIN	(207,338)	(139,282)	11,620
SELLING EXPENSES	243,585	344,103	45,348
GENERAL AND ADMINISTRATIVE EXPENSES
Employee Salaries	953,119	782,605	78,829
Employee Acquisition Cost	10,686	3,475,000	7,520,000
Employee Severance Cost	895	719,346	—
Other	3,765,173	2,952,269	1,131,303
Depreciation and Amortization	462,759	396,094	404
Research and Development	657,411	1,363,059	55,935

LOSS FROM OPERATIONS	(6,300,966)	(10,171,758)	(8,820,199)
INTEREST INCOME	25,931	98,605	—
INTEREST EXPENSE	(31,310)	(12,376)	(10,268)

LOSS BEFORE INCOME TAXES	(6,306,345)	(10,085,529)	(8,830,467)
PROVISIONS FOR INCOME TAXES	—	—	—

NET LOSS	$(6,306,345)	$(10,085,529)	$(8,830,467)

NET LOSS PER SHARE
Basic	$(0.42)	$(0.67)	$(0.70)

Diluted	$(0.42)	$(0.67)	$(0.70)
WEIGHTED AVERAGE NUMBER OF COMMON STOCK AND COMMON STOCK EQUIVALENT SHARES OUTSTANDING
Basic	15,038,500	14,997,346	12,640,900

Diluted	15,038,500	14,997,346	12,640,900

The accompanying notes are an integral part of these consolidated financial statements.

STINGER SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005, AND
FOR THE PERIOD SEPTEMBER 24, 2004 TO DECEMBER 31, 2004

				Deficit
				Accumulated
	Common Stock		Additional	During
	Number of		Paid-In	Developmental	Retained
	Shares	Par Value	Capital	Stage	Deficit	Total
Balance, September 24, 2004	11,000,000	$11,000	$1,960	$(12,960)	$—	$—
Acquisition of Subsidiary Cancellation of Common Shares	(10,000,000)	(10,000)	10,000	—	—	—
Reclassification of Accumulated Deficit	—	—	(12,960)	12,960	—	—
Acquisition Shares Issued	9,750,000	9,750	464,550	—	—	474,300

Balance, September 24, 2004	10,750,000	10,750	463,550	—	—	474,300
Sale of Common Stock, Net of $665,035 of Offering Costs	3,222,000	3,222	10,231,743	—	—	10,234,965
Common Stock Issued for Patents	25,000	25	354,975	—	—	355,000
Common Stock Issued For Services	921,500	922	725,278	—	—	726,200
Common Stock Issued in Payment of Debt and Interest	10,000	10	106,933	—	—	106,943
Stock Options Issued to Executive Officer	—	—	7,520,000	—	—	7,520,000

				Deficit
				Accumulated
	Common Stock		Additional	During
	Number of		Paid-In	Developmental	Retained
	Shares	Par Value	Capital	Stage	Deficit	Total
Stock Option Issued for Services	—	—	12,500	—	—	12,500
Net Loss,	—	—	—	—	(8,830,467)	(8,830,467)

Balance, December 31, 2004	14,928,500	14,929	19,414,979	—	(8,830,467)	10,599,441
Compensation Recognized for Stock Grant	—	—	1,925,000	—	—	1,925,000
Common Stock Issued for Patent	75,000	75	1,387,425	—	—	1,387,500
Stock Options Issued To Employees	—	—	1,550,000	—	—	1,550,000
Repurchase of Common Stock	(10,000)	(10)	(49,990)	—	—	(50,000)
Net Loss	—	—	—	—	(10,085,529)	(10,085,529)

Balance, December 31, 2005	14,993,500	14,994	24,227,414	—	(18,915,996)	5,326,412
Common Stock Issued for Services	75,000	75	166,800	—	—	166,875
Stock Options Issued To Employees	—	—	1,551,616	—	—	1,551,616
Net Loss	—	—	—	—	(6,306,345)	(6,306,345)

Balance, December 31, 2006	$15,068,500	$15,069	$25,945,830	$—	$(25,222,341)	$738,558

The accompanying notes are an integral part of these consolidated financial statements.

STINGER SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period
	For the Year	For the Year	September 24, 2004
	Ended	Ended	to December 31,
	December 31, 2006	December 31, 2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(6,306,345)	$(10,085,529)	$(8,830,467)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	462,759	396,094	404
Stock Option Expense	1,551,616	—	—
Stock Issued for Services	166,875	—	738,700
Employee Acquisition Cost	—	3,475,000	7,520,000
Loss on Sale of Assets	3,381	—	—
Asset Impairment (included in Cost of Product Sold)	201,943	—	—
Changes in Operating Assets and Liabilities
Accounts Receivable	(14,387)	(11,818)	(9,513)
Inventory	(92,661)	(121,603)	16,617
Inventory Deposits	—	139,190	(139,190)
Prepaid Expenses	748,677	231,699	1,946
Other Assets	(4,785)	(5,417)	1,756
Accounts Payable	833,188	539,854	(24,335)
Accrued Liabilities	(96,656)	(315,921)	312,026

NET CASH USED IN OPERATING ACTIVITIES	(2,546,395)	(5,758,451)	(412,056)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(91,065)	(261,905)	(28,218)
Purchase of Patent	—	—	(100,000)
Proceeds from Sale of Assets	1,157	—	—

NET CASH USED IN INVESTING ACTIVITIES	(89,908)	(261,905)	(128,218)

CASH FLOWS FROM FINANCING ACTIVITIES
Common Stock Sales	—	—	10,234,965
Proceeds from issuance of Notes Payable	753,721	—	—
Payment on Insurance Notes Payable	(404,927)	(614,722)	(601,057)
Repurchase of Common Stock	—	(50,000)	—

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	348,794	(664,722)	9,633,908

NET INCREASE (DECREASE) IN CASH	(2,287,509)	(6,685,078)	9,093,634
CASH BALANCE, BEGINNING OF PERIOD	2,408,556	9,093,634	—

CASH BALANCE, END OF PERIOD	$121,047	$2,408,556	$9,093,634

The accompanying notes are an integral part of these consolidated financial statements.
(Continued)

STINGER SYSTEMS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)

	For the Year	For the Year	For the Period
	Ended	Ended	September 24, 2004
	December 31,	December 31,	to December 31,
	2006	2005	2004
NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquisition of Subsidiary Assets Acquired	$—	$—	$(1,376,579)
Liabilities Assumed	—	—	902,279
Par Value of Stock Issued	—	—	9,750
Additional Paid-In Capital	—	—	464,550
Investment in Intangible Patents	—	—	(1,817,500)
Common Stock Issued for Intangible Patents	—	—	100
Additional Paid-In Capital for Intangible Patents	—	—	1,742,400
Accrued Liabilities Assumed for Intangible Patents	—	—	75,000
Note Payable Cancelled for Stock	—	—	(106,943)
Common Stock Issued in Satisfaction of Debt	—	—	10
Additional Paid-In Capital Issued in Satisfaction of Debt	—	—	106,933
Common Stock Cancelled on September 24, 2004	—	—	(10,000)
Additional Paid-In Capital from Stock Cancellation	—	—	10,000
Retained Deficit Eliminated Against Paid-In Capital on September 24, 2003	—	—	12,960
Reduction in Paid-In Capital From Elimination of Retained Deficit	—	—	(12,960)
Common Stock Issued From Conversion of Redeemable Common Stock	—	75	—
Additional Paid-In Capital From Conversion of Redeemable Common Stock	—	1,387,425	—
Conversion of Redeemable Common Stock to Common Stock	—	(1,387,500)	—
Prepaid Insurance	(268,797)	(882,357)	—
Insurance Note Payable	268,797	882,357	—
Purchase of Equipment	(146,279)	—	—
Notes Payable-Related Parties	146,279	—	—

	$—	$—	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash Paid During the Year For:
Interest	$9,066	$9,767	$9,626

Income Taxes	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 1: GENERAL
Nature of Business
     Stinger Systems, Inc. (the “Company”) was incorporated on July 2, 1996, under the laws of the State of Nevada as United Consulting Corporation. The Company changed its name to Stinger Systems, Inc., on September 24, 2004, in connection with the following transactions. On September 24, 2004, EDT Acquisition LLC owned by two individuals acquired a 95% interest in Electronic Defense Technologies, LLC (“EDT”). This 95% interest in EDT together with the remaining 5% interest in EDT was then transferred on the same day to the Company in exchange for the issuance by the Company of 9,750,000 shares of the Company’s common stock. In connection with the transaction 10,000,000 shares of the Company’s issued and outstanding common stock were returned to the Company for cancellation. Prior to September 24, 2004, the Company had no operations. The above transaction has been accounted for as an acquisition by the Company on September 24, 2004, and as such, the operations of EDT subsequent to September 24, 2004, are included in the accompanying financial statements.
     The Company is engaged in the production and sale of electronic stun devices for the control of, and to provide temporary incapacitation of, potentially dangerous persons.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, EDT, and have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. All intercompany transactions and account balances have been eliminated in consolidation.
     Management of the Company has determined that the Company’s operations are comprised of one reportable segment as that term is defined by SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information.” Therefore, no separate segment disclosures have been included in the accompanying notes to the financial statements.
Estimates
     The preparation of financial statements in conformity with accounting principles accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
(Continued)

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Cash and Cash Equivalents
     For purposes of the statement of cash flows, the Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.
Inventories
     Inventories are stated at the lower of average cost or market. Inventories consisted of the following at December 31, 2006 and 2005:

	December 31,	December 31,
	2006	2005
Raw Materials and Work-in Progress	$216,865	$175,882
Finished Goods	75,561	23,883

	$292,426	$199,765

Furniture and Equipment
     Furniture and equipment are stated at cost net of accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from two and one half to five years. Items acquired in connection with the acquisition of EDT were recorded at estimated fair values. At December 31, 2006 and 2005, furniture and equipment consisted of the following:

	Useful	December 31,	December 31,
	Life	2006	2005
Furniture	5 Years	$21,825	$18,070
Machinery	3 Years	143,495	87,059
Mold For Stun Gun	2.5 Years	160,841	237,532
Computers and Equipment	3 Years	30,116	25,412

		356,277	368,073
Accumulated Depreciation		(52,982)	(14,685)

		$303,295	$353,388

(Continued)

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Long-Lived Assets
     The Company routinely evaluates the carrying value of its long-lived assets. The Company would record an impairment loss when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered. The Company has not recognized any impairment charges.
Deferred Compensation
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including stock option grants, based on estimated fair values. SFAS 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), for periods beginning in fiscal year 2006.
     SFAS 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations. The Company adopted SFAS 123(R) using the modified prospective transition method that requires the application of the accounting standard starting on January 1, 2006, without restatement of prior years. Stock options were granted at an exercise price equal to the Company’s stock price at the date of grant.
Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under the intrinsic value based method, stock-based compensation expense for employee stock options was recognized in the Company’s Consolidated Financial Statements as the difference in the exercise price of the option and the Company’s stock price at the date of grant.
Revenue Recognition
     The Company recognizes revenue when delivery of the product has occurred or services have been rendered, title has been transferred, the price is fixed and collectibility is reasonably assured. Sales of goods are final, with no right of return.
Cost of Goods Sold
     Costs of goods sold include manufacturing costs, including materials, labor and identifiable overhead related to finished goods and components.
(Continued)

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Advertising
     Advertising and marketing costs are expensed as incurred. During the years ended December 31, 2006 and 2005 and the period from September 24, 2004 to December 31, 2004, advertising costs were $11,459, $170,661 and $36,543, respectively.
Research and Development Costs
     The Company expenses research and development costs as incurred. During the years ended December 31, 2006 and 2005 and the period from September 24, 2004 to December 31, 2004, research and development costs were $657,411, $1,363,059 and $55,935, respectively.
Concentrations of Credit Risk and Fair Value of Financial Instruments
     The Company has financial instruments that are exposed to concentrations of credit risk and consist of cash. The Company routinely maintains cash at certain financial institutions in amounts substantially in excess of FDIC insurance limits; however, management believes that these financial institutions are of high quality and the risk of loss is minimal.
Net (Loss) Per Share
     Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive. The weighted average diluted shares would have been 17,226,485 and 15,761,136 at December 31, 2006 and 2005, respectively, had they not been anti-dilutive.
Income Taxes
     The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.
(Continued)

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Other Comprehensive Income
     The Company has no material components of other income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.
Warranty Costs
     The Company warrants its products against manufacturing defects for a period of one year. The Company assumed warranty coverage for products sold by EDT from September 24, 2003 thru September 24, 2004. For the period September 24, 2004 through December 31, 2006, the Company has had no warranty claims. The Company has no history of material warranty claim expenses and has not provided a liability for future warranty expense as of December 31, 2006, as it is management’s opinion that such liability is immaterial as of December 31, 2006. Once sales of the new stun guns commence, the Company expects to make an accrual for warranty claims based on sales.
Recent Accounting Pronouncements
     In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” including an amendment of FASB Statement No. 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the impact of SFAS No. 159 on its consolidated financial position and results of operations.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and requires additional disclosures about fair value measurements. This statement does not require any new fair value measurements, but the application of this statement could change current practices in determining fair value. The Company plans to adopt this guidance effective January 1, 2008. The Company is currently assessing the impact of SFAS No. 157 on the Company’s consolidated financial position and results of operations.
     In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109. This interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt FIN No. 48 on January 1, 2007. The Company’s adoption of this guidance will not have a material effect on the Company’s consolidated financial position or results of operations.
(Continued)

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Stock Based Compensation
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including stock option grants, based on estimated fair values. SFAS 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), for periods beginning in fiscal year 2006.
     SFAS 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations.
     The Company adopted SFAS 123(R) using the modified prospective transition method that requires the application of the accounting standard starting on January 1, 2006, without restatement of prior years. Stock options were granted at an exercise price equal to the Company’s stock price at the date of grant.
     Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under the intrinsic value based method, stock-based compensation expense for employee stock options was recognized in the Company’s Consolidated Financial Statements as the difference in the exercise price of the option and the Company’s stock price at the date of grant.
     The Company has selected the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for stock-based awards.
     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123(R) in 2005:

Year Ended
December 31, 2005
Net income as reported	$(10,085,529)
Add: stock based compensation costs included in reported net income	1,550,000
Deduct: stock based compensation costs, under SFAS 123	(2,028,100)

Pro forma net income	$(10,563,629)

(Continued)

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Year Ended
December 31, 2005
Per share information Basic, as reported	$(0.67)
Basic, pro forma	$(0.70)
Diluted, as reported	$(0.67)
Diluted, pro forma	$(0.70)
     The fair value of stock based awards was estimated using the Black-Scholes model with the following weighted average assumptions for the years ended December 31, 2006 and 2005.

	Year Ended	Year Ended
	December 31,	December 31,
	2006	2005
Estimated fair value	$2.29	$14.47
Expected life (years)	5.00	4.64
Risk free interest rate	4.57%	4.21%
Volatility	135%	139%
Dividend yield	—	—
Fair Value of Financial Instruments
     The carrying amount for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their immediate or short-term maturities. The fair value of notes payable approximates fair value because of the market rate of interest on the debt.
Reclassification
     Certain reclassifications have been made to previous reported amounts, so that the prior year’s presentation is comparative with the current presentation.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 3: INTANGIBLE ASSETS
     Intangible assets consist of the following at December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005
Patent for Stun Gun	$2,672,620	$2,672,620
Patent for Camera	430,000	430,000

	3,102,620	3,102,620
Accumulated Amortization	(763,616)	(381,813)

	$2,339,004	$2,720,807

     The intangibles are amortized over the estimated life of seven years, beginning the first quarter of 2005. No amortization was recorded as of December 31, 2004 because no products for which these patents pertain had been produced for sale as of December 31, 2004.
     Estimated amortization for intangible assets is as follows:

Year	Amount
2007	$443,231
2008	443,231
2009	443,231
2010	443,231
2011	443,231
Thereafter	122,849

$2,339,004

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 4: OPERATING LEASES
     The Company has entered into operating leases for office and warehouse space, which runs through November of 2008 and March of 2009, respectively. Rent expense was $135,854 and $80,745 during the year ended December 31, 2006 and December 31, 2005, respectively and $8,460 for the period of September 24, 2004 through December 31, 2004.
     The Company’s corporate office includes 4,454 square feet, in which the Company pays $6,951 per month for this space on a sub-lease running through November 2008.
     The Company’s production and manufacturing facility includes approximately 9,200 square feet of warehouse, manufacturing, office, and storage space. The Company pays $5,332 to $5,491 per month for this space for a three year lease term. The initial lease term ends March 31, 2009, in which the Company has an option to renew for two additional consecutive two year terms.
     Future minimum lease payments under operating leases as of December 31, 2006 are $147,389 in 2007, $141,873 in 2008 and $16,474 in 2009.
NOTE 5: COMMITMENTS
     As of December 31, 2004, the Company had committed to purchase 10,000 stun guns for a total of $1,265,700, of which $100,000 was paid in late December 2004, leaving a commitment of $1,165,700. During the first quarter of 2005, the Company paid an additional $168,375 of the commitment. Upon delivery of a partial order of stun gun parts, the parts were determined to be defective. During March 2005, the Company wrote off the $268,375 of the cost incurred and terminated its commitment, and accordingly, is no longer obligated for the balance of the commitment.
NOTE 6: EMPLOYMENT AGREEMENTS
     On December 30, 2004, the Company entered into a two year employment agreement (“Agreement”) with Roy C. Cuny to become president and chief executive officer of the Company, effective January 5, 2005. As a sign on bonus, Mr. Cuny received an option which immediately vested on December 30, 2004, to acquire 500,000 shares of common stock of the Company valued at $7,520,000 which was charged to operations, as of December 30, 2004, as employee acquisition expense.
     On January 19, 2005, the Company entered into an employment agreement with Christopher Killoy to become the vice president of sales and marketing. The agreement provides for a salary of $175,000 per year. The Company also granted Mr. Killoy an option to purchase 50,000 shares of the Company’s common stock at $1.00, which options vest 25,000 shares on July 19, 2006 and 25,000 shares on July 19, 2007. The fair value of the 50,000 share option was estimated to be $1,550,000 using the Black-Scholes method with the following assumptions: expected life of one and one half (1.5) years, risk free interest rate of four and one half percent (4.5%), volatility ninety-five percent (95%) and dividend yield zero percent (0%).
     During February and March of 2005, the employment agreements with Mr. Cuny and Mr. Killoy were terminated. The Company agreed to pay $719,346 as termination costs for the two employment contracts. Upon the expiration of 30 days after Mr. Cuny’s and Mr. Killoy’s termination, their stock options expired.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 7: CAPITAL STOCK TRANSACTIONS
     The authorized capital common stock of the Company is 50,000,000 shares of common stock at $0.001 par value per share of which 11,000,000 shares of stock had been issued from the period July 2, 1996 until December 31, 2003 for various services rendered and stock sales.
     On September 24, 2004, the Company issued 9,750,000 shares of the Company’s common stock in exchange for 100% of Electronic Defense Technologies, LLC (“EDT”). In connection with the acquisition, the Company received 10,000,000 of its previously issued and outstanding shares for cancellation. The 9,750,000 shares were valued at $474,300, consisting of the cash and note payable to the former owners of EDT for the initial purchase of 95% of EDT in the amount of $450,000 plus the value of 500,000 shares of common stock issued for the remaining 5% of EDT valued at $24,300.
     Between September 24, 2004 and December 31, 2004, the Company sold 3,222,000 shares of common stock for $10,900,000, less expense of $665,035.
     During November and December of 2004, the Company issued a total of 100,000 shares of common stock for patents pertaining to the projectile stun guns and a miniature camera. These shares were recorded at the market value quoted in the pink sheets as of the date of issuance ($1,742,500). The recipient of 75,000 of the 100,000 shares issued had the right to rescind the transaction if a registration statement was not effective by the Company as of a specific date. As a result of this redeemable feature, the 75,000 shares of common stock were classified as “Redeemable Common Stock” with a liquidation value of $1,387,500 (the value assigned to the stock on issuance at December 31, 2004. On November 14, 2005, when the registration statement became effective, the individual no longer had the right to rescind the transaction, so the 75,000 shares were taken out of Redeemable Common stock and shown as issued common stock.
     Between September 24, 2004 and December 31, 2004, the Company issued 921,500 shares of common stock for various services received by the Company. Shares issued before November 12, 2004 were valued at $0.36 to $0.40 per share (the same price for which stock was sold for cash on September 24, 2004). Shares issued after November 11, 2004 (the date the Company’s common stock began to be listed on the pink sheets) were valued at the closing price quoted in the pink sheets. These shares were valued at $726,200 as of the date of issuance.
     The Company issued 10,000 shares of its common stock as settlement of a note payable plus accrued interest in the amount of $106,943 in December of 2004. This stock was valued at the balance of the note plus accrued interest.
     On December 30, 2004, the Company granted the prospective president and chief executive officer of the company an option to acquire 500,000 shares of the Company’s common stock at $1.00 per share. The option vested immediately and was exercisable at any time before December 30, 2007. Since the individual was not an employee at the time of grant, the fair value of such stock option, $7,520,000, (calculated using the Black Scholes model) was charged to expense with a corresponding credit to additional paid-in-capital. The following assumptions were used in the Black Scholes model: estimated fair value $15.04, expected life 1 year; risk free interest rate of 4.5%, expected volatility 95% and 0% dividend yield. This option expired in March 2005 after its recipient was terminated in February, 2005.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 7: CAPITAL STOCK TRANSACTIONS (CONTINUED)
     On September 24, 2004, the Company granted a stock option to an individual to acquire 250,000 shares of the Company’s common stock at par value ($0.001). The option vested immediately and is exercisable at any time before September 23, 2007. The fair value of such stock option, $12,500, (calculated using the Black Scholes model) has been credited to additional paid-in-capital with a corresponding charge to operations. The following assumptions were used in the Black Scholes model: Estimated fair value $0.0486, expected life 2 years; Risk free interest rate 4.5%, expected volatility 95% and 0% dividend yield.
     On January 19, 2005, the Company granted an employee an option to purchase 50,000 shares of the Company’s stock at $1.00 per share. The option was fully vested upon termination of the employee in March of 2005. The fair value of the 50,000 share option ($1,550,000) (calculated using the Black-Scholes method) has been charged to expense, with a corresponding credit to additional paid-in-capital during March of 2005. The following assumptions were used in the Black-Scholes model; estimated fair value $31, expected life 1.5 years, risk free interest rate of 4.5%, expected volatility 95% and 0% dividend yield. Upon the passing of 30 days after the employee left the Company in March of 2005, the options expired.
     In connection with the sale of 2,000,000 shares of the Company’s common stock, the Company issued to the investors, warrants to purchase 1,000,000 shares of the Company’s common stock at $7.50 per share. The warrants are exercisable through September 24, 2009. The number of warrants is subject to adjustment upon certain events, including stock splits, stock dividends or subsequent equity sales. The holder of the warrants shall not have the right to exercise any portion of the warrant to the extent that after giving effort to such issuance after exercise, the holder would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such issuance. The investors were also granted registration rights, and the Company was required to file a registration statement. Per the terms of the Registration Rights Agreement (“Agreement”), if the Company did not have an effective registration statement by May 27, 2005, and the Company was required to pay the investors an amount in cash, as partial liquidated damages of $964,343.
     In connection with the capital raised in December 2004, the Company issued the underwriters warrants, exercisable within five years, to acquire 200,000 shares of the Company’s common stock at $7.50 per share.
     Effective March 31, 2005, the Company granted to its new Chief Financial Officer (“CFO”) 175,000 shares of the Company’s common stock. The shares are issuable after October 1, 2005 at the option of the CFO. The shares were valued at $1,925,000 ($11 per share, the price quoted in the pink sheets) on March 31, 2005. The cost of the shares was amortized over a period of 6 months since the shares were issuable only after October 1, 2005, at the CFO’s election. The grant was mutually cancelled after the vesting date, and the grant is no longer effective.
     In April 2006, the Company granted 75,000 shares of the Company’s common stock as part of the contracted compensation for investment relations services. The shares were valued at $166,875 ($2.225 per share, the price quoted on the OTC Bulletin Board on April 19, 2006) related to this compensation.
     At December 31, 2006, the Company has 1,619,999 warrants outstanding to acquire shares of the Company’s common stock at prices ranging from $.01 to $7.50 per share.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 8: INCOME TAXES
     There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions. The Company has not recorded an income tax benefit for the losses incurred because it is not more likely than not that any deferred tax asset is realizable. A reconciliation of the provisions (benefit) for income taxes, which amounts are determined by applying the statutory federal income tax rate to loss before income taxes, is as follows:

			Period From
	For the year Ended	For the Year Ended	September 24, 2004 to
	December 31, 2006	December 31, 2005	December 31, 2004
Benefit for Income Taxes Computed Using the Statutory Rate of 34%	$(2,144,157)	$(3,429,080)	$(3,002,359)
Difference Between Book Expense and Tax Expense of Charges for Stock Issued for Services	527,549	1,071,372	2,650,747
Other	23,683	1,548	275
Change in Valuation Allowance	1,592,925	2,356,160	351,337

Income Tax Benefit	$—	$—	$—

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

	December 31, 2006	December 31, 2005
Deferred Tax Assets:
Net Operating Loss Carryforward	$4,214,528	$2,707,497
Depreciation and Amortization	85,894	—
Valuation Allowance	(4,300,422)	(2,707,497)

Net Deferred Tax Asset	$—	$—

     Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2006, the Company had net operating loss carryforwards of approximately $12,200,000 for federal and state income tax purposes. These carryforwards, if not utilized to offset taxable income begin to expire in 2019. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 9: GENERAL AND ADMINISTRATIVE EXPENSES, OTHER
     General and administrative expenses, other includes the following:

			For the Period
			September 24,
			2004 to
	For the Year Ended	For the Year Ended	December 31,
	December 31, 2006	December 31, 2005	2004
Legal and Professional Fees	$825,251	$594,356	$479,698
Stock Option Expense	1,551,616	—	—
Liquidated Damages to Investors	—	964,343	—
Insurance Expense	765,824	573,117	—
Other	622,482	820,453	651,605

	$3,765,173	$2,952,269	$1,131,303

NOTE 10: NOTE PAYABLE
     The note payable as of December 31, 2005 consists of a note payable to a premium finance company in the amount of $267,635 for premiums related to directors and officers insurance. The note is due in monthly installments including interest, of $90,107 through April 1, 2006.
NOTE 11: NOTES PAYABLE TO RELATED PARTIES
     Notes payable to related parties at December 31, 2006 consisted of $962,500.
     In September 2006, the Company issued a note payable to a related party for $500,000 in which the related party paid a vendor $146,279 on the Company’s behalf and the remaining proceeds of $353,721 were advanced to the Company. The terms of the note payable include a principal balance of $500,000, 10% interest per annum, and the note is due on demand.
     In October 2006, the Company issued a note payable to the same related party for $200,000 in which the proceeds were advanced to the Company. The terms of the note payable include a principal balance of $200,000, 10% interest per annum, and the note is due on demand.
     In December 2006, the Company issued a note payable to the same related party for $100,000 in which the proceeds were advanced to the Company. The terms of the note payable include a principal balance of $100,000, 10% interest per annum, and the note is due on demand.
     In December 2006, the Company issued another note payable to the same related party for $100,000 in which the proceeds were advanced to the Company. The terms of the note payable include a principal balance of $100,000, 10% interest per annum, and the note is due on demand.
     Notes payable at December 31, 2006, 2005, and 2004, consisted of two notes of $31,250 each to the two major shareholders. The notes bear interest at 4% per annum and are due on demand. The two shareholders have the right to receive payment of the note and accrued interest in common stock of the Company at a conversion rate of $0.40 per share. As of December 31, 2006, if the shareholders demand payment in stock, the Company would be obligated to issue 171,166 shares of common stock to the two major shareholders.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 12: ACCRUED LIABILITIES
     Accrued liabilities at December 31, 2006 and 2005 are as follows:

	2006	2005
Accrued Payroll Liabilities	$12,578	$52,351
Accrued Interest	25,494	3,250
Accrued Severance Cost	—	60,976
Other Accruals	41,269	59,420

	$79,341	$175,997

NOTE 13: STOCK OPTION/STOCK BONUS PLAN
     On April 14, 2005, the Company adopted the 2005 Stock Option/Bonus Plan (“Plan”). The Plan provides for options and other stock-based awards that may be granted to eligible employees, officers, consultants, and non-employee directors of the Company. The Company has reserved 2,000,000 shares of common stock for future issuance under the Plan. As of December 31, 2006 there remains 1,193,000 shares which may be issued under the plan.
     The purpose of the Plan generally is to retain and attract persons of training, experience, and ability to serve as employees of the company and its subsidiaries and to serve as non-employee directors of the Company, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.
     The Plan is administered by the Board of Directors (the “Board”). The Board has the power to determine which eligible employees will receive awards, the timing and the manner of the grant of such awards, the exercise price of stock options (which may not be less than market value on the grant date), the number of shares, and all of the terms of the awards. The Company may at any time amend or terminate the Plan. However, no amendment that would impair the rights of any participant, with respect to outstanding grants, can be made without the participant’s prior consent. Stockholder approval of an amendment to the Plan is necessary only when required by applicable law or stock exchange rules.
     The following summarizes stock option activity under the Plan and related information as of December 31, 2006:

		Weighted Average
	Shares	Exercise Price
Outstanding beginning of year	75,000	$5.65
Granted	737,000	3.10
Exercised	—	—
Cancelled	(5,000)	3.92

Outstanding end of year	807,000	3.33

Exercisable end of year	575,000	3.95

     The following summarizes stock option activity under the Plan and related information as of December 31, 2005:

		Weighted Average
	Shares	Exercise Price
Outstanding beginning of year	—	$—
Granted	90,000	5.82
Exercised	—	—
Cancelled	(15,000)	6.67

Outstanding end of year	75,000	5.65

Exercisable end of year	75,000	5.65

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 14: LITIGATION
     The Company has been responding to an investigation by the Securities and Exchange Commission (“SEC”), which commenced in December 2004. In connection with the investigation, the Company has received a “Wells Notice” from the SEC indicating that the staff intends to recommend that the SEC institute an action against the Company, alleging that the Company violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and Sections 5(a), 5(c), and 17(a) of the securities Act of 1933. The proposed allegations relate to purported representations that the Company made about one of the Company’s products regarding when the Company would be shipping the product, the product’s status with the Bureau of Alcohol, Tobacco, and Firearms, the performance of the product, and where the Company’s stock was trading. The allegations further related to the lack of registration for sales of stock in late 2004, made by three individuals who were not officers, directors, or employees of the Company. Under the Wells process established by the SEC, the Company has been provided an opportunity to respond in writing before the staff makes a formal recommendation to the SEC regarding any action. The Company has responded to the Wells Notice and is fully cooperating with the SEC to resolve this matter as promptly as practicable. A judgment from this action adverse to the Company’s interests could jeopardize our business operations and exhaust the Company’s cash reserve and investors may lose their entire investment.
     The Company is involved in litigation with its insurer, USF Insurance Company (USF), in which USF filed a case against Stinger Systems (Case No. 3:06-Civ-302-K) in the United States District Court for the Western District of North Carolina, Charlotte Division. In the suit, USF seeks to recover a payment paid by USF on our behalf in connection with the settlement of a prior litigation, together with interest and attorneys fees and costs. Stinger has brought a counterclaim against USF to recover amounts expended in defending the prior litigation, as well as attorney’s fees and costs with respect to the USF action. We intend to vigorously contest this action, but can provide no assurance as to the eventual outcome. An adverse outcome in this action may have a material adverse effect on our business and results of operations.
     On January 9, 2007, Taser International, Inc. filed a complaint against Stinger Systems, Inc. that alleges patent infringement, false advertising, and patent false marking in its case, Taser International, Inc. v. Stinger Systems, Inc., in United States District Court for the District of Arizona, Case CV-07-0042-PHX-DGC. The case is also seeking punitive damages. Absent modification or other unexpected event, the Company will incur no legal fees for its defense in this case as the Company’s attorney has agreed upon entry of appearance to act as its attorney in the case without fee. An adverse outcome in this action may have a material adverse effect on our business and results of operations.
     On December 17, 2004, Taser International filed a case against Stinger Systems, Inc. and its Chief Executive Officer, Robert Gruder. Case Number 3:04CV620K styled Taser International, Inc. v. Stinger Systems, Inc. and Robert F. Gruder, pending in the United States District Court for the Western District of North Carolina. The lawsuit between Taser International and Stinger Systems has been settled. Due to the confidentiality agreement entered into between the parties, the parties are prohibited from disclosing any of the terms of the settlement. As a result of this settlement, each party’s claims against the other will be voluntarily dismissed.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and 2005
NOTE 15: SUMMARIZED QUARTERLY DATA (UNAUDITED)
     The following information reflects all normal recurring adjustments that are in the opinion of management, necessary for a fair statement of the results of the interim periods.
     The table below presents quarterly data for the year ended December 31, 2006:

	Three months ended
	March 31	June 30	September 30	December 31
Revenues	$118,138	$110,751	$109,843	$115,722
Loss from operations	(2,375,726)	(1,832,115)	(1,074,170)	(1,018,955)
Net Loss	(2,366,203)	(1,828,648)	(1,075,679)	(1,035,815)
Basic net loss per share	(0.16)	(0.12)	(0.07)	(0.07)
Diluted loss per share	$(0.16)	$(0.12)	$(0.07)	$(0.07)
     The table below presents quarterly data for the year ended December 31, 2005:

	Three months ended
	March 31	June 30	September 30	December 31
Revenues	$124,095	$145,511	$126,601	$73,790
Loss from operations	(3,508,997)	(2,200,604)	(3,017,679)	(1,444,478)
Net Loss	(3,508,873)	(2,165,644)	(2,986,274)	(1,424,738)
Basic net loss per share	(0.23)	(0.14)	(0.20)	(0.10)
Diluted loss per share	$(0.23)	$(0.14)	$(0.20)	$(0.10)
NOTE 16: LIQUIDITY AND CAPITAL RESOURCES
     The Company has experienced significant operating losses since its inception in 2004. The process of developing and commercializing the Company’s products requires significant research and development, engineering, testing, significant marketing and sales efforts, and manufacturing capabilities. These activities, together with the Company’s general and administrative expenses, require significant investments and are expected to continue to result in operating losses for the foreseeable future while the Company introduces its Stinger product line to the marketplace. To date, revenues recognized from its current products have not been sufficient for the Company to achieve or sustain profitability. The Company believes it is unlikely that its existing cash resources will be sufficient to fund its operations for 2007 at its planned levels of research, development, sales, and marketing activities. Thus, execution of its current strategies will require it to raise additional capital through debt or equity transactions in order to finance its operations through 2007. The Company believes that additional financing may be available to it, but there can be no guarantee that financing will be available on acceptable terms or at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate its research and development programs, reduce its commercialization efforts, or effect changes to its facilities or personnel, and its ability to operate as a going concern may be adversely impacted.
NOTE 17: SUBSEQUENT EVENTS
     On January 25, 2007, the Company and certain existing warrant holders (the “Warrant Holders”) entered into an amendment and exercise agreement (the “Agreement”) pursuant to which (i) the Company reduced the exercise price of the warrants then held by the Warrant Holders (the “Existing Warrants”) to $0.60 per share; (ii) the Warrant Holders exercised all of the Existing Warrants at an exercise price of $0.60 per share and acquired 999,999 shares of the Company’s common stock; and (iii) the Company issued to the Warrant Holders new warrants (the “New Warrants”) to purchase up to an aggregate of 1,500,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The Company granted the Warrant Holders certain registration rights with respect to the resale of the shares issued upon exercise of the Existing Warrants and the shares to be issued upon exercise of the New Warrants. Neither the shares issued upon exercise of the Existing Warrants or the shares issuable upon exercise of the New Warrants have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.
     On March 19, 2007, the Company and a certain investor entered into a Securities Purchase Agreement for the investor to subscribe and acquire 140,187 shares of the Company’s common stock at a purchase price of $1.07 per share, pursuant to the agreement. The Company granted the investor certain registration rights with respect to the resale of the shares issued. The shares issued have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The shares were offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.
     On March 28, 2007, the Company and a certain investor entered into a Securities Purchase Agreement for the investor to subscribe and acquire 93,458 shares of the Company’s common stock at a purchase price of $1.07 per share, pursuant to the agreement. The Company granted the investor certain registration rights with respect to the resale of the shares issued. The shares issued have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The shares were offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
     On September 24, 2004, agreements were reached between Stinger Systems, Inc. (formerly United Consulting Corporation) (“Stinger”), Electronic Defense Technology, LLC (“EDT”), EDT Acquisition, LLC (“EDTA”), Mr. Richard Bass (owner of 100% of the member interest in EDT) (“Bass”), and Mr. Robert F. Gruder and Mr. T. Yates Exley (owners of 100% of the member interest in EDTA). The agreements enabled EDTA to acquire a 95% ownership interest in EDT in exchange for a combination of notes payable and cash of $450,000. Subsequent to the purchase by EDTA, EDTA and Bass exchanged their 100% ownership interest in EDT for 9,750,000 share of Stinger’s $0.001 par value common stock.
     The pro forma combined statement of operations for the year ended December 31, 2004 represents the results of operations of Electronic Defense Technology, LLC (the “Predecessor”) from January 1, 2004 to September 24, 2004, the date of acquisition and the result of operations of Stinger Systems, Inc. for the period from September 24, 2004 to December 31, 20004. There are no eliminating entries as each of the two companies were operating independently of one another prior to acquisition.
     In combined results of operations for the year ended December 31, 2004 are not necessarily indicative of the results that may be expected in future years.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

	Electronic Defense	The Company
	Technology, LLC	September 24, 2004
	January 1, 2004 to	to
	September 24, 2004	December 31, 2004	Total
SALES	$198,981	$63,306	$262,287
COST OF PRODUCT SOLD	144,122	51,686	195,808

GROSS MARGIN	54,859	11,620	66,479

SELLING EXPENSES	—	45,348	45,348

GENERAL AND ADMINISTRATIVE EXPENSES
Employee Salaries and Benefits	57,011	78,829	135,840
Employee Acquisition Costs	—	7,520,000	7,520,000
Other	165,136	1,131,303	1,296,439
Depreciation	20,520	404	20,924
Research and Development Costs	4,662	55,935	60,597

	247,329	8,786,471	9,033,800

LOSS FROM OPERATIONS	(192,470)	(8,820,199)	(9,012,669)

INTEREST EXPENSES	38,462	10,268	48,730

LOSS BEFORE INCOME TAXES	(230,932)	(8,830,467)	(9,061,399)

PROVISIONS FOR INCOME TAXES	—	—	—

NET LOSS	$(230,632)	$(8,830,467)	$(9,061,399)

NET LOSS PER SHARE Basic			$(0.72)

Diluted			$(0.72)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING Basic			12,640,900

Diluted			12,640,900

ELECTRONIC DEFENSE TECHNOLOGY, LLC
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of
Electronic Defense Technology, LLC
     We have audited the accompanying statement of assets, liabilities, and member’s equity of Electronic Defense Technology, LLC as of September 24, 2004, and the related statements of revenue, expenses, and member’s equity and cash flows for the period from January 1, 2004 to September 24, 2004. These financial statements are the responsibility of the Organization’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Electronic Defense Technology, LLC, as of September 24, 2004, and the results of operations and its cash flows for the period from January 1, 2004 to September 24, 2004 in conformity with accounting principles generally accepted in the United States of America.
/s/ Jaspers + Hall, PC
Denver, Colorado
April 19, 2005

ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF ASSETS, LIABILITIES, AND MEMBER’S EQUITY
AS OF SEPTEMBER 24, 2004

ASSETS
CURRENT
Cash	$—
Accounts receivable — net	8,762
Prepaid expenses	4,470

Total Current Assets	13,232

FIXED — AT COST
Powertron molds	183,000
Machinery and equipment	20,000
Computer equipment	3,387

Total	206,387
Less: Accumulated depreciation	(133,183)

Net Fixed Assets	73,204

TOTAL ASSETS	$86,436

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$34,327
Current portion — long term debt	9,419

Total Current Liabilities	43,746

LONG-TERM LIABILITIES
Loan payable	124,977
Loan payable — Member	676,971

Total	801,948
Less: Current portion	(9,419)

Total Long-Term Debt	792,529

Total Liabilities	836,275

MEMBER’S EQUITY (DEFICIT)	(749,839)

TOTAL LIABILITIES AND MEMBER’S EQUITY (DEFICIT)	$86,436

ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF REVENUE, EXPENSES, AND MEMBER’S EQUITY
FOR THE PERIOD FROM JANUARY 1, 2004 TO SEPTEMBER 24, 2004

REVENUE
SALES	$198,981
LESS COST OF SALES	(144,122)

GROSS PROFIT	54,859

OPERATING EXPENSES
Demonstration costs	4,548
Depreciation	20,520
General and administrative	38,673
Professional fees	50,921
Research and development	4,662
Salaries and benefits	57,011
Trade show costs	3,927
Training costs	62,310
Travel and promotion	4,757

Total Operating Expenses	247,329

OPERATING LOSS	(192,470)

Interest and finance costs	(38,462)

NET LOSS	(230,932)

MEMBER’S EQUITY (DEFICIT) — BEGINNING OF YEAR	(518,907)

MEMBER’S EQUITY CONTRIBUTIONS	—

MEMBER’S EQUITY (DEFICIT) — END OF YEAR	$(749,839)

ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2004 TO SEPTEMBER 24, 2004

Cash Flow From Operating Activities
Net loss for the year	$(230,932)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	20,520

Changes in assets and liabilities
(Increase) decrease in accounts receivable	16,967
(Increase) decrease in prepaid expenses	24,520
Increase(decrease) in accounts payable	(56,999)

Cash Used In Operating Activities	(225,924)

Cash Flow From Financing Activities
Payment of note payable	(3,023)
Advances by member — interest bearing	213,971

Cash Provided by Financing Activities	210,948

Decrease In Cash	(14,976)

Cash and Cash Equivalents — Beginning of Year	14,976

Cash and Cash Equivalents — End of Year	$—

Supplementary Information
Interest paid	$36,452
Taxes paid	$—

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
     Electronic Defense Technology, LLC. (“EDT”) was formed as a limited liability company under the laws of State of Ohio on January 20th 2000. The Company supplies products to law enforcement agencies for the purpose of protection from and apprehension of criminals, for crowd control, and other related activities involving these agencies.
Use of Estimates
     The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. This preparation requires management to include amounts based on management’s prudent judgments and estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates. Significant estimates made for the years ended December 31, 2003 and 2002 include the valuation of property and equipment.
Cash and Cash Equivalents
     Cash and equivalents include cash on hand and highly liquid debt instruments purchased with a maturity of three months or less.
Long-Lived Assets
     The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.
Inventory
     Inventory costs were expensed to cost of goods sold as of September 24, 2004. Inventories are stated at the lower of cost or market whereas cost is determined using the average cost method. Inventories that are considered slow moving, obsolete, damaged, or otherwise have no value are written off.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)
Property and Equipment
     Property and equipment are stated at cost. Depreciation has been calculated using the double declining balance method used for tax purposes over the estimated lives of the assets as follows:

Powertron molds	7 years
Machinery and equipment	7 years
Computer equipment	5 years
Income Taxes
     The Company being a limited liability corporation pays no income taxes as any income or losses are attributed to the members of the LLC.
Fair Value of Financial Instruments
     Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.
     The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, inventory, prepaid expenses, accounts payable, and accrued expenses approximate fair value due to the relatively short period to maturity for these instruments.
Other Comprehensive Income
     The Company has no material components of other income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.
Segment Information
     The Company operates primarily in a single operating segment, supplying products to law enforcement agencies for the purpose of protection from and apprehension of criminals, for crowd control, and other related activities involving these agencies.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)
Recent Accounting Pronouncements Issued, Not Adopted
     On April 30, 2003 the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The amendments set forth in Statement 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No.149 is not expected to have a material impact on the Company’s financial position and results of operations.
     In February 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No.150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No.150”). The provisions of SFAS No.150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities. The Company has not issued any financial instruments with such characteristics.
     In December 2003, the FASB issued FASB Interpretation No.46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN No. 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No.46R replaces FASB Interpretation No.46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Companies are required to apply FIN No. 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation is applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The Company does not have any interest in any VIE.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)
     In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No.123 and will be effective for public companies for interim or annual periods beginning after June 15,2005. The new standard will require entities to expense employee stock options and other share-based payments. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. The Company does not believe that the adoption of SFAS 123(R) will have on our financial position and results of operations.
     In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No.29. The guidance in APE Opinion No.29, Accounting for Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No.153 is not expected to have a material impact on the Company’s financial position and results of operations.
     The Company believes that none of the recently issued accounting standards will have a material impact on the financial statements.
NOTE 2 — LOAN PAYABLE
     The loan payable to James McNulty of $128,000 for the purchase of the Powertron molds bears interest at the rate of 4.5 percent per annum and is repayable in monthly payments of $979 including both principal and interest over 15 years which commenced January 2004. This loan is secured by a general security agreement.
     Annual principal payments over the next five years are as follows:

2004	$3,023
2005	6,396
2006	6,690
2007	6,998
2008	7,319
Thereafter	94,482

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 3- LOAN PAYABLE — MEMBER
     Advances by a member are unsecured, due on demand and bear simple interest at 8% per annum.
NOTE 4 — OFFICE SPACE LEASE
     The Company has leased its office and assembly space from an unrelated party under the terms of a lease which requires monthly payments of $1,700 for the period from October 1, 1998 through October 31, 2005. Future minimum payments under the lease are; 2004 — $5,100, 2005 — $17,000.
NOTE 5 — SUBSEQUENT EVENT
     In September 2004, the membership interests in the Company were sold and the Company was ultimately reorganized as a wholly owned subsidiary of Stinger Systems, Inc. Stinger has operated EDT as a wholly owned subsidiary since the acquisition and has assumed all liabilities, debts, and obligations of EDT. Stinger has raised equity funding for its expansion that is being be used to fund ongoing operations of EDT. The financial statements do not include any adjustments for these events.

STINGER SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
ASSETS

	June 30,	December 31,
	2007	2006
	(Unaudited)
CURRENT ASSETS
Cash	$13,480	$121,047
Accounts Receivable, net of $1,800 allowance for uncollectible accounts in 2007 and 2006	27,216	46,978
Inventories, at cost	248,488	292,426
Prepaid Expenses and Other Current Assets	37,727	41,747

TOTAL CURRENT ASSETS	326,911	502,198

EQUIPMENT AND FURNITURE
Equipment and Furniture, net of accumulated depreciation of $101,214 and $52,982 in 2007 and 2006	320,410	303,295

OTHER ASSETS
Intangible Assets, net of accumulated amortization of $954,517 and $763,616 in 2007 and 2006	2,148,102	2,339,004
Other Assets	11,496	11,496

TOTAL OTHER ASSETS	2,159,598	2,350,500

TOTAL ASSETS	$2,806,919	$3,155,993

See accompanying notes.
(Continued)

STINGER SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2007	2006
	(Unaudited)
CURRENT LIABILITIES
Accounts Payable	$1,311,406	$1,375,594
Accrued Liabilities	123,578	79,341
Capital Lease Obligation, current portion	5,768	—
Notes Payable-Related Parties	962,500	962,500
Notes Payable-Convertible, net of debt discount of $95,719	108,281	—

TOTAL CURRENT LIABILITIES	2,511,533	2,417,435

Capital Lease Obligation, long-term portion	17,450	—

TOTAL LIABILITIES	2,528,983	2,417,435

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common Stock, $0.001 Par Value, 50,000,000 Shares Authorized, 16,452,144 and 15,068,500 Shares Issued and Outstanding at June 30, 2007 and December 31, 2006, respectively	16,452	15,069
Additional Paid-In Capital	27,208,691	25,945,830
Retained Deficit	(26,947,207)	(25,222,341)

TOTAL STOCKHOLDERS’ EQUITY	277,936	738,558

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,806,919	$3,155,993

See accompanying notes.

STINGER SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Six Months Ended June 30,
	2007	2006
REVENUES
Sales	$198,339	$228,890
Cost of Product Sold	277,624	135,374

GROSS (LOSS) MARGIN	(79,285)	93,516

SELLING EXPENSES	73,397	138,475

GENERAL AND ADMINISTRATIVE EXPENSES
Employee Salaries	549,718	452,149
Employee Acquisition Cost	2,382	10,686
Employee Severance Cost	480	895
Other	586,946	3,098,124
Depreciation and Amortization	239,132	209,591
Research and Development	140,429	391,438

TOTAL GENERAL AND ADMINISTRATIVE EXPENSES	1,519,087	4,162,883

LOSS FROM OPERATIONS	(1,671,769)	(4,207,842)
INTEREST INCOME	2,409	23,389
INTEREST EXPENSE	(55,507)	(10,399)

LOSS BEFORE INCOME TAXES	(1,724,867)	(4,194,852)

PROVISION FOR INCOME TAXES	—	—

NET LOSS	$(1,724,867)	$(4,194,852)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.11)	$(0.28)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and Diluted	16,099,153	15,014,929

See accompanying notes.

STINGER SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,724,867)	$(4,194,852)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	239,132	209,591
Stock Option Expense	210,246	1,307,885
Stock Issued for Services	—	166,875
Amortization of Discount on Notes Payable-Convertible	6,281	—
Loss on Sale of Asset	—	3,381
Changes in Operating Assets and Liabilities
Accounts Receivable	19,762	(5,762)
Inventory	43,938	(80,053)
Prepaid Expenses	4,020	505,767
Other Assets	—	(11,253)
Accounts Payable	(64,189)	616,827
Accrued Liabilities	44,237	(111,217)

NET CASH USED IN OPERATING ACTIVITIES	(1,221,440)	(1,592,811)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Equipment	(37,038)	(67,936)
Proceeds from Sale of Asset	—	1,157

NET CASH USED IN INVESTING ACTIVITIES	(37,038)	(66,779)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the Sale of Common Stock	952,000	—
Payments on Capital Lease Obligation	(5,089)	—
Proceeds from the Issuance of Notes Payable — Convertible	204,000	—
Payments on Insurance Notes Payable	—	(435,175)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,150,911	(435,175)

NET DECREASE IN CASH	(107,567)	(2,094,765)
CASH BALANCE, BEGINNING OF PERIOD	121,047	2,408,556

CASH BALANCE, END OF PERIOD	$13,480	$313,791

NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of Equipment	(28,307)	—
Capital Lease Obligation	28,307	—
Discount on Issuance of Notes Payable-Convertible	(102,000)	—
Discount on Issuance of Notes Payable-Convertible	102,000	—
Prepaid Insurance	—	(304,832)
Insurance Note Payable	—	304,832

	$—	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash Paid During the Year For:
Interest	$896	$9,066

Taxes	$—	$—

See accompanying notes.

STINGER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1: BASIS OF PRESENTATION ACCOUNTING POLICIES
     The accompanying unaudited consolidated financial statements for Stinger Systems, Inc. (the “Company”) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the audited financial statements as of December 31, 2006. Operating results as of June 30, 2007 for the six-month period then ended are not necessarily indicative of the results that may be expected for the year ended December 31, 2007.
     Management of the Company has determined that the Company’s operations are comprised of one reportable segment as that term is defined by SFAS No. 131 “Disclosures About Enterprise and Related Information.”, therefore, no separate segment disclosures have been included in the accompanying notes to the financial statements.
Reclassifications
     Certain reclassifications have been made to the 2006 consolidated financial statements in order to conform to the 2007 presentation.
Loss per Share
     Basic loss per share is determined based on the weighted average number of common shares outstanding during each period. Diluted loss per share is the same as basic loss per share as all common share equivalents are excluded from the calculation, as their effect is anti-dilutive. The weighted average number of shares of common stock outstanding for the six month period ended June 30, 2007 and June 30, 2006 was 16,099,153 and 15,014,929, respectively. Options and warrants to purchase 3,027,001 and 2,300,000 shares of common stock were outstanding at June 30, 2007 and 2006, respectively, and were excluded from the computation of diluted earnings per share as the effect of these options and warrants would have been anti-dilutive.
NOTE 2: USE OF ESTIMATES
     The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts in the consolidated financial statements. Therefore, actual results could differ materially from those estimates used in the preparation of these financial statements.
NOTE 3: REVENUE RECOGNITION
     The Company recognizes revenue when delivery of the product has occurred or services have been rendered, title has been transferred, the price is fixed and collectibility is reasonably assured. Sales of goods are final, with no right of return.
NOTE 4: INVENTORIES
     Inventories are stated at the lower of average cost or market. Inventories consisted of the following at June 30, 2007 and December 31, 2006:

	June 30,	December 31,
	2007	2006
	(Unaudited)
Raw Materials and Work-In Progress	$226,251	$216,865
Finished Goods	22,237	75,561

	$248,488	$292,426

NOTE 5: STOCK BASED COMPENSATION
     Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including stock option grants, based on estimated fair values. SFAS 123(R) supersedes previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), for periods beginning in fiscal year 2006.
     SFAS 123(R) requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Operations. The Company adopted SFAS 123(R) using the modified prospective transition method that requires the application of the accounting standard starting on January 1, 2006, without restatement of prior years. Stock options were granted at an exercise price equal to the Company’s stock price at the date of grant.
     Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under the intrinsic value based method, stock-based compensation expense for employee stock options was recognized in the Company’s Consolidated Financial Statements as the difference in the exercise price of the option and the Company’s stock price at the date of grant.
     The Company has selected the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for stock-based awards.
     The fair value of the stock-based awards was estimated using the Black-Scholes model with the following weighted average assumptions:

	Six Months Ended June 30,
	2007	2006
Estimated fair value	$0.82	$2.74
Expected life (years)	2.50	4.64
Risk free interest rate	4.68%	4.65%
Volatility	139.0%	136.4%

Dividend yield	—	—
NOTE 6: GENERAL AND ADMINISTRATIVE EXPENSES, OTHER
General and Administrative Expenses — Other includes the following:

	Six Months Ended June 30,
	2007	2006
Legal and Professional Fees	$119,117	$666,404
Stock Option Expense	210,246	1,307,885
Stock Issued for Services	—	166,875
Insurance Expense	—	638,640
Other	257,583	318,320

	$586,946	$3,098,124

NOTE 7: CAPITAL LEASE OBLIGATION
     In January 2007, the Company entered into a capital lease for a tool room mill machine in which the Company pays $631 per month for a term of four years, and the initial lease term ends December 2010. The lease agreement contains a bargain purchase option after the initial term of the lease or when the obligation has been completely performed, at which time the Company may purchase the leased equipment for $101.
NOTE 8: NOTES PAYABLE-RELATED PARTIES
     The balance of the Company’s notes payable to related parties at June 30, 2007 and December 31, 2006 was $962,500.
In September 2006, the Company issued a note payable to a related party for $500,000 in which the related party paid a vendor $146,279 on the Company’s behalf and the remaining proceeds of $353,721 were advanced to the Company. The terms of the note payable include a principal balance of $500,000, 10% interest per annum, and the note is due on demand.
     In October 2006, the Company issued a note payable to the same related party for $200,000 in which the proceeds were advanced to the Company. The terms of the note payable include a principal balance of $200,000, 10% interest per annum, and the note is due on demand.
     In December 2006, the Company issued a note payable to the same related party for $100,000 in which the proceeds were advanced to the Company. The terms of the note payable include a principal balance of $100,000, 10% interest per annum, and the note is due on demand.
     In December 2006, the Company issued another note payable to the same related party for $100,000 in which the proceeds were advanced to the Company. The terms of the note payable include a principal balance of $100,000, 10% interest per annum, and the note is due on demand.
     Notes payable to related parties at June 30, 2007 and December 31, 2006 also consisted of two notes of $31,250 each to the two major shareholders. The notes bear interest at 4% per annum and are due on demand. The two shareholders have the right to receive payment of the note and accrued interest in common stock of the Company at a conversion rate of $0.40 per share. As of June 30, 2007 and December 31, 2006, if the shareholders demand payment in stock, the Company would be obligated to issue 174,372 and 171,166 shares, respectively, of common stock to the two major shareholders.
NOTE 9: NOTES PAYABLE-CONVERTIBLE
     On May 15, 2007, the Company and certain investors entered into a Convertible Senior Promissory Note (“Note”) to loan the Company $204,000 at a rate of 10% per annum. The Note is due and payable on the earlier of May 31, 2009 or when the Company achieves revenues of $8,000,000 annually beginning June 1, 2007. The Company has the right to convert the Note into the Company’s common stock upon achieving $8,000,000 in revenues annually beginning June 1, 2007 at a rate of $0.60 per share, pursuant to the agreement. The investor reserves the right to convert the Note into the Company’s common stock at any time at the discretion of the investor.
NOTE 10: CAPITAL STOCK TRANSACTIONS
     On January 25, 2007, the Company and certain existing warrant holders (the “Warrant Holders”) entered into an amendment and exercise agreement (the “Agreement”) pursuant to which (i) the Company reduced the exercise price of the warrants then held by the Warrant Holders (the “Existing Warrants”) to $0.60 per share; (ii) the Warrant Holders exercised all of the Existing Warrants at an exercise price of $0.60 per share and acquired 999,999 shares of the Company’s common stock; and (iii) the Company issued to the Warrant Holders new warrants (the “New Warrants”) to purchase up to an aggregate of 1,500,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The Company granted the Warrant Holders certain registration rights with respect to the resale of the shares issued upon exercise of the Existing Warrants and the shares to be issued upon exercise of the New Warrants. Neither the shares issued upon exercise of the Existing Warrants or the shares issuable upon exercise of the New Warrants have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

     On March 19, 2007, the Company and a certain investor entered into a Securities Purchase Agreement for the investor to subscribe and acquire 140,187 shares of the Company’s common stock at a purchase price of $1.07 per share, pursuant to the agreement. The Company granted the investor certain registration rights with respect to the resale of the shares issued. The shares issued have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The shares were offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.
     On March 28, 2007, the Company and a certain investor entered into a Securities Purchase Agreement for the investor to subscribe and acquire 93,458 shares of the Company’s common stock at a purchase price of $1.07 per share, pursuant to the agreement. The Company granted the investor certain registration rights with respect to the resale of the shares issued. The shares issued have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The shares were offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.
     On April 23, 2007, the Company and a certain investor entered into a Securities Purchase Agreement for the investor to subscribe and acquire 170,000 shares of the Company’s common stock at a purchase price of $0.60 per share, pursuant to the agreement. The Company granted the investor certain registration rights with respect to the resale of the shares issued. The shares issued have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The shares were offered and sold only to “accredited investors” (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.
NOTE 11: LIQUIDITY AND CAPITAL RESOURCES
     The Company has experienced significant operating losses since its inception in 2004. The process of developing and commercializing the Company’s products requires significant research and development, engineering, testing, significant marketing and sales efforts, and manufacturing capabilities. These activities, together with the Company’s general and administrative expenses, require significant investments and are expected to continue to result in operating losses for the foreseeable future while the Company introduces its Stinger product line to the marketplace. To date, revenues recognized from its current products have not been sufficient for the Company to achieve or sustain profitability. The Company believes it is unlikely that its existing cash resources will be sufficient to fund its operations at its planned levels of research, development, sales, and marketing activities. Thus, execution of its current strategies will require it to raise additional capital through debt or equity transactions in order to finance its operations in the future. The Company believes that additional financing may be available to it, but there can be no guarantee that financing will be available on acceptable terms or at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate its research and development programs, reduce its commercialization efforts, or effect changes to its facilities or personnel, and its ability to operate as a going concern may be adversely impacted.
NOTE 12: SUBSEQUENT EVENTS
     On August 3, 2007, the Company completed a private placement transaction with an institutional investor pursuant to which the Company issued and sold to the investor a senior secured convertible note (the “Note”) in the aggregate principal amount of $3,000,000 and a warrant to purchase 5,912,961 shares of the Company’s common stock (the “Warrant”). The Note is convertible into 4,730,369 shares of the Company’s common stock at a price of $0.6342 per share. Under the terms of the Note, the Company, at its option, may pay any portion of the interest then due on the Note in cash or may elect to issue the investor shares of the Company’s common stock. The Warrant is exercisable immediately at a price of $0.6342 per share. Pursuant to the purchase agreement, the Company granted the investor certain registration rights with respect to the shares to be issued upon conversion of the Note and upon exercise of the Warrant. Neither the shares to be issued upon conversion of the Note nor upon exercise of the Warrant have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements. The Note and the Warrant were offered and sold to an accredited investor (as defined in section 501(a) of Regulation D) pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act.

     In connection with the offering, on August 2, 2007, the Company’s Chief Executive Officer converted all outstanding principal and accrued interest under four demand promissory notes at a conversion price of $1.00 per share that were previously issued by the Company into 972,027 shares of the Company’s common stock. See Note 8, Notes Payable—Related Parties.
     In connection with the offering, on August 6, 2007, the Company repaid all the outstanding principal and accrued interest under a Convertible Senior Promissory Note that was previously issued by the Company. See Note 9, Notes Payable—Convertible.